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Exhibit 2.1

EXECUTION VERSION

        AGREEMENT AND PLAN OF MERGER

among

TWO HARBORS INVESTMENT CORP.,

EIGER MERGER SUBSIDIARY LLC

and

CYS INVESTMENTS, INC.

Dated as of April 25, 2018

i

ii

iii

 AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2018 (this "Agreement"), by and among Two Harbors Investment Corp., a Maryland corporation ("Parent"), Eiger Merger Subsidiary LLC, a Maryland limited liability company and an indirect, wholly owned subsidiary of Parent ("Merger Sub"), and CYS Investments, Inc., a Maryland corporation (the "Company").

        WHEREAS, the Company and Parent are Maryland corporations operating as real estate investment trusts within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes ("REITs");

        WHEREAS, (i) Merger Sub is a direct, wholly owned subsidiary of Eiger Partnership LLC, a Delaware limited liability company ("Eiger Partnership"), (ii) Eiger Partnership is directly owned, in part, by Eiger Holdings Company LLC, a Delaware limited liability company ("Eiger Holdings") and directly owned, in part, by another wholly-owned subsidiary of Parent; and (iii) Eiger Holdings is 100% indirectly owned by Parent;

        WHEREAS, the Board of Directors of the Company (the "Company Board"), acting upon the unanimous recommendation of a special committee of independent directors of the Company (the "Company Special Committee") formed for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to this Agreement and the transactions contemplated hereby (collectively, the "Transactions"), has unanimously (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company (the "Merger"), are in the best interests of the Company and its stockholders (the "Company Stockholders"), (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (iv) recommended that the Company Stockholders approve the Merger and the other Transactions (such recommendation made in clause (iv), the "Company Board Recommendation");

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock, Parent Series D Preferred Stock and Parent Series E Preferred Stock pursuant to this Agreement (collectively, the "Parent Stock Issuance"), are in the best interests of Parent and its stockholders (the "Parent Stockholders"), (ii) approved this Agreement and the Transactions, including the Merger and the Parent Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the issuance of the shares of Parent Common Stock to be issued in the Merger (the "Parent Common Stock Issuance");

        WHEREAS, the Board of Directors of Merger Sub and Eiger Partnership, in its capacity as the sole member of Merger Sub (the "Merger Sub Sole Member"), has by written consent (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub; (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable; (iii) approved this Agreement and the Transactions, including the Merger, and has taken all actions required to be taken by the Merger Sub Sole Member for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;

        WHEREAS, the external manager of Parent, PRCM Advisers LLC ("Parent Manager"), has agreed, in a separate agreement of even date herewith with Parent, (i) to reduce its base management fee with respect to the additional equity under management resulting from the Transactions to 0.75% from the Effective Time through the first anniversary of the Effective Time and (ii) for the fiscal quarter in which the Closing (as defined below) occurs, to make a one-time downward adjustment of its management fees payable by Parent for such quarter by $15 million to offset the cash consideration payable to Company Stockholders, plus up to an additional $3.3 million for certain transaction-related expenses;

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Stock Issuance; and

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1    Certain Definitions.    As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this agreement.

        1.2    Terms Defined Elsewhere.    As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Articles of Merger	2.2(b)
Book-Entry Shares	3.3(b)(i)
Cancelled Shares	3.1(b)(v)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Common Merger Consideration	3.1(b)(i)
Company	Preamble
Company Additional Dividend Amount	6.19(a)
Company Affiliate	9.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Change of Recommendation	6.3(b)
Company Common Stock	3.1(b)(i)
Company Contracts	4.16(b)
Company Director Designee	2.6
Company Disclosure Letter	Article IV
Company Employee	6.9(a)
Company Employee Benefit Plans	6.9(b)
Company Equity Plan	3.2(a)
Company Material Adverse Effect	4.1(a)
Company MBS	4.17
Company Permits	4.9
Company Plans	4.10(a)
Company Preferred Stock	3.1(b)(iii)
Company Restricted Stock	3.2(a)
Company SEC Documents	4.5(a)
Company Series A Preferred Stock	3.1(b)(iii)
Company Series B Preferred Stock	3.1(b)(iii)

Definition	Section
Company Special Committee	Recitals
Company Stockholders	Recitals
Company Stockholders Meeting	4.4(a)(i)
Confidentiality Agreement	6.7(b)
Creditors' Rights	4.3(a)
D&O Insurance	6.10(d)
Dispute Notice	3.1(c)(ii)
e-mail	9.3(c)
Effective Time	2.2(b)
Eiger Holdings	Recitals
Eiger Partnership	Recitals
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
Exchange Ratio Announcement	3.1(c)(iv)
GAAP	4.5(b)
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Independent Accounting or Valuation Firm	3.1(c)(iii)
Joint Proxy Statement	4.4(a)(i)
Letter of Transmittal	3.3(b)(i)
Maryland Courts	9.7(b)
Maryland Department	2.2(b)
Material Company Insurance Policies	4.19
Material Parent Insurance Policies	5.17
MGCL	2.1
Merger	Recitals
Merger Sub	Preamble
Merger Sub Sole Member	Recitals
Parent	Preamble
Parent Additional Dividend Amount	6.19(b)(ii)
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Change of Recommendation	6.4(b)
Parent Common Stock	Recitals
Parent Common Stock Issuance	Recitals
Parent Contracts	5.16(b)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent Manager	Recitals
Parent Material Adverse Effect	5.1(a)
Parent Permits	5.9
Parent Plans	5.10(a)
Parent SEC Documents	5.5
Parent Stock Issuance	Recitals
Parent Stockholders	Recitals
.pdf	9.5
Per Share Stock Consideration	3.1(b)(i)

Definition	Section
Pine River	6.9(a)
Portfolio Securities	6.1(b)(iv)
Post-Merger Employee Benefit Plans	6.9(a)
Preferred Merger Consideration	3.1(b)(iii)
Preferred Series D Merger Consideration	3.1(b)(iii)
Preferred Series E Merger Consideration	3.1(b)(iii)
Prior Company Bidders	6.3(a)
Prior Parent Bidders	6.4(a)
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(h)(i)
Registration Statement	4.8(a)
REITs	Recitals
Retention Amount	6.1(b)(ix)
SEP-IRA	6.1(b)(ix)
Surviving Corporation	2.1
Taxable REIT Subsidiary	4.1(b)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.15
Transactions	Recitals
U.S. Treasuries	4.18

ARTICLE II
THE MERGER

        2.1    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the Maryland General Corporation Law (the "MGCL"). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the name "CYS Investments, Inc." under the laws of the State of Maryland as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the "Surviving Corporation"). As a result of the Merger, the Surviving Corporation shall be an indirect, wholly owned Subsidiary of Parent.

        2.2    Closing.

          (a)   The closing of the Merger (the "Closing"), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, or such other place as Parent and the Company may agree to in writing. For purposes of this Agreement "Closing Date" shall mean the date on which the Closing occurs.

          (b)   As soon as practicable on the Closing Date after the Closing, the parties shall cause the Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the "Maryland Department") articles of merger (the "Articles of Merger") in connection with the Merger, in such form as is required by, and executed in accordance with, the MGCL, and the parties shall make all other filings or recordings required under the MGCL in connection with the Merger. The Merger shall become effective at the time the Articles of Merger are accepted for record by the Maryland Department or such later date (not to exceed 30 days after the Articles of Merger are accepted for record by the Maryland Department) and time as shall be agreed to in writing by the Company and Parent and specified in the Articles of Merger (such date and time the Merger becomes effective, the "Effective Time").

        2.3    Effect of the Merger.    At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL, including Section 3-114 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.4    Organizational Documents.    At the Effective Time, and as part of the Merger, the corporate charter of the Company will be amended and restated to read in the form attached hereto as Annex B-1, and as so amended and restated shall be the corporate charter of the Surviving Corporation, until thereafter amended, subject to Section 6.10(b), in accordance with its respective terms and applicable law. In addition, at the Effective Time, the bylaws of the Company shall be amended and restated to read in the form attached hereto as Annex B-2, and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended, subject to Section 6.10(b), in accordance with their respective terms and applicable law. Prior to the Effective Time, the parties shall take all actions necessary to amend and restate the bylaws of the Company, as aforesaid, as of the Effective Time.

        2.5    Directors and Officers of the Surviving Corporation.    From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

        2.6    Directors of Parent.    Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, the size of the Parent Board is increased by two members, and each of James A. Stern and Karen Hammond (each, a "Company Director Designee") are appointed to the Parent Board. In the event that either or both James A. Stern and Karen Hammond are unable or unwilling to serve on the Parent Board prior to the Effective Time, then a substitute shall be designated by the Company on the earlier to occur of (i) five Business Days after the date that such Company Director Designee is determined to be unable to serve or informs the Company that he or she is unwilling to serve and (ii) the fifth Business Day prior to the Closing Date, which substitute member shall be deemed to be a Company Director Designee for purposes of this Agreement. Each Company Director Designee must (i) satisfy the director qualification standards set forth in the Corporate Governance Guidelines of Parent, (ii) meet the qualifications of an "independent director" under the rules of the NYSE and (iii) provide to Parent the information required by Article II, Section 11 of the Company's Amended and Restated Bylaws regarding such Company Director Designees, are elected or appointed to the Parent Board to fill the vacancies on the Parent Board created by such increase to serve until the first annual meeting of stockholders following the Closing or until their successors are elected and qualified. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, the Company Director Designees. The obligations of Parent and the Surviving Corporation under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of the Company Director Designees unless (a) such termination or modification is required by applicable Law or (b) the Company Director Designees have consented in writing to such termination or modification (it being expressly agreed that the Company Director Designees shall be third-party beneficiaries of this Section 2.6).

        2.7    Tax Consequences.    It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a taxable sale of the Company Common Stock and the Company Preferred Stock in

exchange for the Common Merger Consideration and the Preferred Merger Consideration immediately followed by (b) the liquidiation of the Company for U.S. federal income tax purposes governed by Sections 331 and 336 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.7, and no party shall take a position inconsistent with such treatment.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
MERGER SUB; EXCHANGE

        3.1    Effect of the Merger on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

          (a)    Capital Stock of Merger Sub.    All of the outstanding limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into 100 shares of common stock of the Surviving Corporation.

          (b)    Capital Stock of the Company.

              (i)  Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive from Parent (A) that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Per Share Stock Consideration") and (B) the Per Share Cash Consideration (the "Common Merger Consideration"). As used in this Agreement, "Exchange Ratio" means a quotient (rounded to the nearest one ten-thousandth) determined by dividing (1) (x) the Company Adjusted Book Value Per Share, multiplied by (y) 96.75% by (2) (x) the Parent Adjusted Book Value Per Share, multiplied by (y) 94.20%, in each case as determined in accordance with Section 3.1(c) and as such number may be adjusted in accordance with Section 3.1(d).

             (ii)  All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Common Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.

            (iii)  Subject to the other provisions of this Article III, (A) each share of the Company's 7.75% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Company Series A Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued share of Parent Series D Preferred Stock (the "Preferred Series D Merger Consideration") and (B) each share of the Company's 7.50% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Company Series B Preferred Stock" and, together with the Company Series A Preferred Stock, the "Company Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued share of Parent Series E Preferred Stock (the "Preferred Series E Merger Consideration" and, together with the Preferred Series D Merger Consideration, the "Preferred Merger Consideration").

            (iv)  All such shares of Company Preferred Stock, when so converted pursuant to Section 3.1(b)(iii), shall automatically be canceled and cease to exist. Each holder of a share of Company Preferred Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the applicable Preferred Merger Consideration therefor upon the surrender of such share of Company Preferred Stock in accordance with Section 3.3.

             (v)  All shares of Company Common Stock held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the "Cancelled Shares").

          (c)    Determination of Exchange Ratio.

              (i)  As promptly as practicable, and in any event within ten (10) Business Days after the Determination Date, each Calculating Party shall prepare and deliver to the Receiving Party a Proposed Book Value Schedule, together with such supporting documentation that the Receiving Party may reasonably request. The Proposed Book Value Schedule of Company shall include, and the Company Adjusted Book Value Per Share shall reflect, the value of the asset(s) set forth on Schedule 3.1(c)(i) of the Company Disclosure Letter as determined by an Independent Accounting or Valuation Firm (defined below) applying the guidelines set forth on Schedule 3.1(c)(i) of the Company Disclosure Letter and conducted prior to the Determination Date; provided, however, that (A) nothing in this Section 3.1(c)(i) shall prohibit Company from selling or otherwise disposing the asset(s) set forth on Schedule 3.1(c)(i) of the Company Disclosure Letter for fair market value prior to the Determination Date and (B) the fees and expenses of the Independent Accounting or Valuation Firm for purposes of this Section 3.1(c)(i) shall be borne by Parent.

             (ii)  Within three (3) Business Days of the delivery of each Proposed Book Value Schedule, the Receiving Party shall notify the Calculating Party whether it accepts or disputes the accuracy of the Proposed Book Value Schedule. In the event that the Receiving Party disputes the accuracy of the Proposed Book Value Schedule, the Receiving Party shall notify the Calculating Party in reasonable detail of those items and amounts as to which the Receiving Party disagrees and shall set forth the Receiving Party's calculation of such disputed amounts (a "Dispute Notice"), and the Receiving Party shall be deemed to have agreed with all other items and amounts contained in the Proposed Book Value Schedule. In the event that the Receiving Party notifies the Calculating Party that it accepts the Proposed Book Value Schedule or does not deliver a Dispute Notice to the Calculating Party during such three Business Day period, the Receiving Party shall be deemed to have accepted the accuracy of the Proposed Book Value Schedule, and the calculations of the Parent Adjusted Book Value Per Share or Company Adjusted Book Value Per Share set forth therein shall be final, conclusive and binding upon the parties.

            (iii)  If a Dispute Notice shall be timely delivered by the Receiving Party pursuant to Section 3.1(c)(ii) above, then the Calculating Party and the Receiving Party shall forthwith jointly request that a mutually agreed upon nationally recognized registered independent public accounting firm or a nationally recognized independent valuation expert (in either case, the "Independent Accounting or Valuation Firm"), make a binding determination only as to the items set forth in the Dispute Notice in accordance with the terms of this Agreement. The

    Independent Accounting or Valuation Firm will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. The Independent Accounting or Valuation Firm shall consider only those items or amounts in the Proposed Book Value Schedule as to which the Receiving Party and the Calculating Party are in disagreement. The Independent Accounting or Valuation Firm shall deliver to the Receiving Party and the Calculating Party a written report setting forth its adjustments, if any, to the Proposed Book Value Schedule based on the Independent Accounting or Valuation Firm's determination with respect to the disputed items and amounts in accordance with this Agreement and the Calculation Principles and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the Calculating Party or the Receiving Party are in disagreement, the Independent Accounting or Valuation Firm shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Calculating Party or the Receiving Party with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the parties, and neither party nor any of their respective Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Independent Accounting or Valuation Firm. The fees and expenses of the Independent Accounting or Valuation Firm for purposes of this Section 3.1(c)(iii) shall be shared equally by the parties.

            (iv)  Subject to Section 6.12, as soon as practicable (but not more than two (2) Business Days) following the final determination of the Parent Adjusted Book Value Per Share, the Company Adjusted Book Value Per Share and the Exchange Ratio, Parent and the Company shall make a joint public statement to disclose the Exchange Ratio and the Per Share Cash Consideration (the "Exchange Ratio Announcement").

          (d)    Adjustment to Merger Consideration.    The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Company Preferred Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        3.2    Treatment of Restricted Stock Awards.

          (a)    Restricted Stock.    Immediately prior to the Effective Time, any outstanding award of Company Common Stock subject to vesting, repurchase or other lapse restriction (the "Company Restricted Stock") granted pursuant to the Company's 2013 Equity Incentive Plan, as amended from time to time (the "Company Equity Plan"), shall immediately vest and any forfeiture restrictions applicable to such Company Restricted Stock shall immediately lapse and, immediately prior to the Effective Time, without any action on the part of the holder thereof, each share of Company Restricted Stock shall be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Common Merger Consideration in accordance with the terms hereof.

          (b)   Prior to the Effective Time, the Company shall take such actions as are required to effectuate the treatment of the Company Restricted Stock pursuant to the terms of Section 3.2(a), and to take all actions reasonably required to effectuate any provision of Section 3.2(a).

        3.3    Payment for Securities; Exchange.

          (a)    Exchange Agent; Exchange Fund.    Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with the Company's transfer agent to act as agent for the holders of Company Common Stock and Company Preferred Stock in connection with the Merger (the "Exchange Agent") and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g), to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock, for issuance in accordance with this Article III through the Exchange Agent, (i) the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1 and (ii) the number of shares of applicable Parent Preferred Stock issuable to the holders of Company Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock and Company Preferred Stock pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock and Parent Preferred Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the "Exchange Fund." The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Common Stock and Company Preferred Stock for the Merger Consideration and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

          (b)    Exchange Procedures.

              (i)  As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (1) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock, as applicable (the "Certificates") or (2) shares of Company Common Stock or Company Preferred Stock, as applicable, represented by book-entry ("Book-Entry Shares"), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the applicable Merger Consideration at the Effective Time, (A) a letter of transmittal ("Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock and Company Preferred Stock may vary in certain respects due to differences in the respective securities) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the applicable Merger Consideration set forth in Section 3.1.

             (ii)  Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the applicable Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock and Parent Preferred Stock shall be in uncertificated book-entry form) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the applicable Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock or Company Preferred Stock, as applicable, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration payable in respect of such shares of Company Common Stock and Company Preferred Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

          (c)    Termination of Rights.    All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock and Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock or Company Preferred Stock, as applicable. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the former Company Stockholders on the 365th day after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former Company Stockholders who have not theretofore received the applicable Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock, as applicable, to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

          (e)    No Liability.    None of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the applicable Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (f)    Lost, Stolen, or Destroyed Certificates.    If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g).

          (g)    Distributions with Respect to Parent Common Stock.    No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Parent Preferred Stock, as applicable, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Parent Preferred Stock, as applicable, all whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, were issued and outstanding as of the Effective Time.

          (h)    No Fractional Shares of Parent Common Stock.    No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the volume weighted average prices of one share of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (i)    Withholding Taxes.    Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent, Eiger Partnership or the Exchange Agent hereunder and (B) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

          (j)    Dissenters' Rights.    No dissenters' or appraisal rights shall be available with respect to the Merger or the other Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the "Company Disclosure Letter") and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

        4.1    Organization, Standing and Power.

          (a)   Each of the Company and its Subsidiaries is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.

          (b)   Schedule 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary"), or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary"), together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock, and (iv) the amount of its outstanding capital stock.

          4.2    Capital Structure.

          (a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of Company Preferred Stock. At the close of business on April 25, 2018: (A) 155,438,320 shares of Company Common Stock were issued and outstanding, including 1,033,715 shares of Company Restricted Stock were issued and outstanding; (B) 3,000,000 shares of the Company Series A Preferred Stock were issued and outstanding; (C) 8,000,000 shares of the Company Series B Preferred Stock were issued and outstanding; and (D) 6,472,466 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plan. Except as set forth in this Section 4.2, at the close of business on April 25, 2018, there are no other shares of outstanding Company Capital Stock issued, reserved for issuance or outstanding.

          (b)   All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. As of the close of business on April 25, 2018, except as set forth in this Section 4.2, the DRSPP and the Organizational Documents of the Company, and except for stock grants or other awards granted in accordance with Section 6.1, there are no outstanding: (i) shares of Company Capital Stock, (ii) Voting Debt, (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.

          (c)   All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

        4.3    Authority; No Violations; Approvals.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Stockholder Approval and (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, "Creditors' Rights"). The Company Board, at a meeting duly called and held, acting upon the unanimous recommendation of the Company Special Committee, (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (iv) made the Company Board Recommendation. As of the date hereof, none of the foregoing actions by the Company Board have been rescinded or modified in any way. Assuming that the terms of the Parent Series D Preferred Stock and Parent Series E Preferred Stock to be issued to the holders of Company Series A Preferred Stock and Company Series B Preferred Stock, respectively, are as set forth in the articles supplementary in the forms attached hereto as Annex C and Annex D, as applicable, (i) each holder of Company Series A Preferred Stock and Company Series B Preferred Stock shall not have the right to convert any of the shares of Company Series A Preferred Stock and Company Series B Preferred Stock, as applicable, into Company Common Stock, and (ii) the Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Merger and the other Transactions (including the conversion of the Company Preferred Stock in accordance with Section 3.1(b)).

          (b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.4    Consents.    No Consent from any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the "Joint Proxy Statement") relating to the meeting of the Company Stockholders to consider the approval of the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the "Company Stockholders Meeting") and the Parent Stockholders Meeting and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.5    SEC Documents; Financial Statements; Internal Controls and Procedures.

          (a)   Since December 31, 2016, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the "Company SEC Documents"). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders' equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. None of the Company SEC Documents as of the date hereof is the subject of any confidential treatment request by the Company.

          (c)   Other than any off-balance sheet financings as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company's published financial statements or any Company SEC Documents.

          (d)   The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, the Company's auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company's auditors or the Company Board.

        4.6    Absence of Certain Changes or Events.

          (a)   From January 1, 2018 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (b)   From January 1, 2018 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

        4.7    No Undisclosed Material Liabilities.    There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2017 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.8    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock, Parent Series D Preferred Stock and Parent Series E Preferred Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company's filings with the SEC.

        4.9    Company Permits; Compliance with Applicable Law.    The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2017 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Section 4.10, Section 4.11 and Section 4.12.

        4.10    Compensation; Benefits.

          (a)   Set forth on Schedule 4.10 of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (the "Company Plans"). True, correct and complete copies of each of the Company Plans and any related trust agreements, insurance contracts or other funding arrangements have been furnished or made available to Parent or its Representatives.

          (b)   To the Company's knowledge, each Company Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   All material contributions required to be made to the Company Plans pursuant to their terms have been timely made.

          (e)   There are no material unfunded benefit obligations that have not been properly accrued for in the Company's financial statements or disclosed in the notes thereto in accordance with GAAP.

          (f)    None of the Company or any of its Subsidiaries contributes to or has an obligation to contribute to, and no Company Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

          (g)   Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event), (i) result in any material payment from the Company or any of its Subsidiaries becoming due, or materially increase in the amount of any compensation due, to any of their respective employees or consultants, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan) or vesting of any compensation or benefits payable to or in respect of any employee, director or consultant or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan. The Company has provided to Parent such information as is necessary for Parent to determine the treatment under Section 280G of the Code of the compensation and benefits to be provided as a result of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Company Plan or other compensation arrangement.

        4.11    Labor Matters.    Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization. Neither the Company nor any Subsidiary of the Company is subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Subsidiary of the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company are, and have been since January 1, 2017, in compliance with all applicable Laws respecting employment and employment practices, including terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes, as applicable.

        4.12    Taxes.

          (a)   The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them.

          (b)   The Company (i) for its taxable years commencing with the Company's taxable year that ended on December 31, 2006 and through and including its taxable year ended December 31, 2017 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2018 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of the Company, no such challenge is pending or has been threatened in writing.

          (c)   Each of the Company's Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

          (d)   Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

          (e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (f)    Since the Company's formation, (i) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any its Subsidiaries.

          (g)   The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (i)    Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

          (j)    There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

          (k)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.

          (l)    Neither the Company nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (m)  Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

          (n)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement.

          (o)   No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

          (p)   This Section 4.12 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.

        4.13    Litigation.    There is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that, either individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole or (b) judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

        4.14    Intellectual Property.    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property of any other Person. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.15    Real Property.    Except as set forth on Schedule 4.15 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in Schedule 4.15 of the Company Disclosure Letter or the Company SEC Documents filed with the SEC prior to the date hereof.

        4.16    Material Contracts.

          (a)    Schedule 4.16    of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

              (i)  other than contracts providing for the acquisition, purchase, sale or divestiture of mortgage backed securities, debt securities and other financial instruments owned or entered into by the Company or any Subsidiary of the Company in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $50,000;

             (ii)  each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

            (iii)  each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than agreements solely among the Company and its wholly owned Subsidiaries;

            (iv)  other than contracts providing for reverse repurchase transactions in the ordinary course of business involving Company Portfolio Securities in an amount of $10,000,000 or less, each contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

             (v)  each contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;

            (vi)  each employment contract to which the Company or a Subsidiary of the Company is a party;

           (vii)  each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area;

          (viii)  each material partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);

            (ix)  each contract between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

             (x)  each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;

            (xi)  each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 4.16(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $25,000 following the Effective Time; and

           (xii)  each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.16(a) with respect to the Company or any Subsidiary of the Company.

          (xiii)  Collectively, the contracts set forth in Section 4.16(a) are herein referred to as the "Company Contracts." Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder.

        4.17    Mortgage Backed Securities.    As of December 31, 2017, the Company or a Subsidiary of the Company is the sole owner of each of the mortgage backed securities set forth in Section 4.17 of the Company Disclosure Letter (collectively, the "Company MBS") and the related certificates and other instruments evidencing ownership of the Company MBS, free and clear of any Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.18    U.S. Treasuries.    As of December 31, 2017, the Company or a Subsidiary of the Company is the sole owner of each of the debt securities set forth in Section 4.18 of the Company Disclosure Letter (collectively, the "U.S. Treasuries") and the related certificates and other instruments evidencing ownership of the U.S. Treasuries, free and clear of any Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.19    Insurance.    To the knowledge of the Company, all current, material insurance policies of the Company and its Subsidiaries (collectively, the "Material Company Insurance Policies") are in full force and effect. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

        4.20    Opinion of Financial Advisor.    The Company Board has received opinions from each of Barclays Capital Inc. and Credit Suisse Securities (USA) LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Common Merger Consideration to be received by the holders of Company Common Stock (other than the holders of Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock, copies of which opinions have been (or within two Business Days after the date hereof will be) delivered to Parent for information purposes only.

        4.21    Brokers.    Except for the fees and expenses payable to Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, which shall be paid by the Company, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        4.22    State Takeover Statute.    Neither the Company nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of Parent. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to the Company, any other Takeover Law.

        4.23    Investment Company Act.    Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

        4.24    No Additional Representations.

          (a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter") and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" Section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

        5.1    Organization, Standing and Power.

          (a)   Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a "Parent Material Adverse Effect"). Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.

          (b)   Schedule 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Subsidiary of Parent, including a list of each Subsidiary that is a Qualified REIT Subsidiary, or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by Parent in such Subsidiary, (iii) the amount of its authorized capital stock, and (iv) the amount of its outstanding capital stock.

        5.2    Capital Structure.

          (a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 450,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. At the close of business on April 25, 2018: (A) 175,431,391 shares of Parent Common Stock were issued and outstanding; (B) 29,050,000 shares of Pre-Merger Parent Preferred Stock were issued and outstanding; (C) 2,178,651 shares of Parent Common Stock were reserved for issuance pursuant to the equity compensation plan of Parent (the "Parent Equity Plan"); and (D) 20,159,903 shares of Parent Common Stock were reserved for issuance in connection with the conversion of 6.25% convertible senior notes due January 2022. Except as set forth in this Section 5.2, at the close of business on April 25, 2018, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.

          (b)   All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of Parent. The Parent Common Stock and Parent Preferred Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in any applicable contracts. Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiaries of Parent, including Merger Sub, free and clear of all Liens, other than Permitted

  Liens. As of the close of business on April 25, 2018, except as set forth in this Section 5.2, and except for changes since April 25, 2018 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted in accordance with Section 6.2(b)(ii) , there are no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.

          (c)   As of the date of this Agreement, all of the outstanding limited liability company interests of Merger Sub are validly issued, fully paid and nonassessable and are indirectly wholly owned by Parent.

          (d)   All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

        5.3    Authority; No Violations; Approvals.

          (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub, subject, with respect to consummation of the Merger, the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors' Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions, including the Parent Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for its consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the Parent Common Stock Issuance (such recommendation described in clause (iii), the "Parent Board Recommendation"). The Merger Sub Sole Member has (i)(A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (B) approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (ii) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance and Transactions, including the Merger.

          (b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Parent Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses 4.3(b)(ii) and 4.3(b) (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.4    Consents.    No Consent from any Governmental Entity, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.5    SEC Documents.

          (a)   Since December 31, 2016, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the "Parent SEC Documents"). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders' equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. None of the Parent SEC Documents as of the date hereof is the subject of any confidential treatment request by Parent.

          (c)   Other than any off-balance sheet financings disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent's published financial statements or any Parent SEC Documents.

          (d)   Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, Parent's auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent's auditors or the Parent Board.

        5.6    Absence of Certain Changes or Events.

          (a)   From January 1, 2018 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          (b)   From January 1, 2018 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

        5.7    No Undisclosed Material Liabilities.    There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2017 (including the notes thereto) contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.8    Information Supplied.    None of the information supplied or to be supplied by Parent or the Parent Manager for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent's filings with the SEC.

        5.9    Parent Permits; Compliance with Applicable Laws.    Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since December 31, 2017 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10, Section 5.11 and Section 5.12.

        5.10    Compensation; Benefits.

          (a)   Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained or contributed to by Parent or any of its Subsidiaries or with respect to which the Parent or any of its Subsidiaries could reasonably be expected to have any liability (the "Parent Plans"). True, correct and complete copies of each of the Parent Plans and any related trust agreements, insurance contracts or other funding arrangements have been furnished or made available to the Company or its Representatives.

          (b)   To Parent's knowledge, each Parent Plan has been operated, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)   All material contributions required to be made to the Parent Plans pursuant to their terms have been timely made.

          (e)   There are no material unfunded benefit obligations that have not been properly accrued for in Parent's financial statements or disclosed in the notes thereto in accordance with GAAP.

          (f)    Neither Parent nor any of its Subsidiaries contributes to or has an obligation to contribute to, and no Parent Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

          (g)   Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event), (i) result in any material payment from Parent or any of its Subsidiaries becoming due, or materially increase in the amount of any compensation due, to any of their respective employees or consultants, (ii) materially increase any benefits otherwise payable under any Parent Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Parent Plan) or vesting of any compensation or benefits payable to or in respect of any employee, director or consultant or (iv) limit or restrict the right of Parent or any of its Subsidiaries to merge, amend or terminate any Parent Plan.

        5.11    Labor Matters.

          (a)   As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) Parent does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          (b)   As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)   Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and bonus, equal opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2018, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.12    Taxes.

          (a)   Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them.

          (b)   Parent (i) for its taxable years commencing with Parent's taxable year that ended on December 31, 2009 and through and including its taxable year ended December 31, 2017 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2018 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2018 and thereafter; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or has been threatened in writing.

          (c)   Each of Parent's Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

          (d)   Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

          (e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (f)    Since Parent's formation, (i) neither Parent nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code and (ii) neither Parent nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any its Subsidiaries.

          (g)   Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (i)    Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

          (j)    There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

          (k)   Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.

          (l)    Neither Parent nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (m)  Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement.

          (n)   No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

          (o)   Eiger Holdings and Parent have jointly elected for Eiger Holdings to be treated as a Taxable REIT Subsidiary for U.S. federal income tax purposes. Eiger Partnership is intended to be treated as a partnership for U.S. federal income tax purposes and has taken no actions to the contrary. Merger Sub has at all times been treated as disregarded as separate from Eiger Partnership for U.S. federal income tax purposes.

          (p)   This Section 5.12 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.

        5.13    Litigation.    There is no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets that, either individually or in the aggregate, is material to the Parent and its Subsidiaries, taken as a whole or (b) judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

        5.14    Intellectual Property.    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.15    Real Property.    Neither Parent nor any Subsidiary of Parent owns any real property. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof.

        5.16    Material Contracts.

          (a)   Schedule 5.16 of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

              (i)  other than contracts providing for the acquisition, purchase, sale or divestiture of mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $150,000;

             (ii)  each contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

            (iii)  each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than agreements solely between or among Parent and its wholly owned Subsidiaries;

            (iv)  each contract under which Parent or a Subsidiary of Parent has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Parent or a Subsidiary of Parent), in any such case that, individually, is in excess of $1,000,000;

             (v)  each master agreement under which Parent or a Subsidiary of Parent enters into any interest rate cap, interest rate collar, interest rate swap or other forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;

            (vi)  each employment contract to which Parent or a Subsidiary of Parent is a party;

           (vii)  each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or geographic area;

          (viii)  each material partnership, joint venture, limited liability company or strategic alliance agreement (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries);

            (ix)  each contract between or among Parent or any Subsidiary of Parent, on the one hand, and Parent Manager or any officer, director or affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Parent Manager, on the other hand;

             (x)  each contract that obligates Parent or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries is the indemnitor; and

            (xi)  each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.16(a) with respect to Parent or Subsidiary of Parent.

          (b)   Collectively, the contracts set forth in Section 5.16(a) are herein referred to as the "Parent Contracts." Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder.

        5.17    Insurance.    To the knowledge of Parent, all current, material insurance policies of Parent and each of its Subsidiaries (collectively, the "Material Parent Insurance Policies") are in full force and effect. All premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

        5.18    Opinion of Financial Advisor.    The Parent Board has received the opinion of JMP Securities LLC addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Per Share Stock Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, a copy of which opinion has been (or within two Business Days after the date hereof will be) delivered to the Company for information purposes only.

        5.19    Brokers.    Except for the fees and expenses payable to JMP Securities LLC, which shall be paid by Parent, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        5.20    State Takeover Statute.    Neither Parent nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the Company. The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL, (c) to the extent applicable to Parent, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.

        5.21    Investment Company Act.    Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

        5.22    Ownership of Company Capital Stock.    Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock or Company Preferred Stock except pursuant to this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock or Company Preferred Stock during the last two years.

        5.23    Business Conduct.    Merger Sub was formed on April 24, 2018. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

        5.24    No Additional Representations.

          (a)   Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE VI
COVENANTS AND AGREEMENTS

        6.1    Conduct of Company Business Pending the Merger.

          (a)   The Company agrees that except as (i) set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors and counterparties and (B) the Company shall maintain its status as a REIT; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

          (b)   Except (i) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned, provided, however, that with respect to clauses (i), (ii), (iii) (with respect to the Company's Organizational Documents), (iv), (vi), (xiii) and (xix) (as it relates to clauses (i), (ii), (iii) (with respect to the Company's Organizational Documents), (iv), (vi) and (xiii)) below, Parent may withhold, delay or condition its consent in its sole discretion), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Company Common Stock consistent with past practice; (2) regular quarterly dividends payable in respect of the Company Preferred Stock consistent with past practice and the terms of such Company Preferred Stock; (3) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend), or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company or any Employee Benefit Plan of the Company, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

             (ii)  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Restricted Stock or other awards granted under the Company Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of Company Restricted Stock or other awards granted under the Company Equity Plan to employees, directors and other service providers in amounts and of times consistent with past practice; (C) shares of Company Capital Stock or capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.1(b)(i); (D) the issuance of Company Common Stock in connection with the DRSPP consistent with past practice and in accordance with the terms of the DRSPP existing as of the date hereof; and (E) the issuance of Company Common Stock upon the vesting of Company Restricted Stock granted under the Company Equity Plan to Stephen P. Jonas and David A. Tyson in connection with the end of their service on the Company Board;

            (iii)  amend the Company's Organizational Documents or amend the Organizational Documents of any of the Company's Subsidiaries, or waive for any Person, or exempt any Person from, or establish or increase any Excepted Holder Limit (as defined in the Company's Organizational Documents) for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of the Company set forth in the Company's Organizational Documents;

            (iv)  (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company, (2) acquisitions, other than in the ordinary course of business consistent with past practice, for which the consideration constitutes fair market value therefor and does not exceed $50,000 individually or $500,000 in the aggregate or (3) acquisitions of assets in the ordinary course of business consistent with past practice, including the acquisition of any Agency RMBS, U.S. Treasuries or other assets or securities permitted under the Company's investment guidelines as set forth on Schedule 6.1, including derivative securities and other instruments used for the purpose of hedging interest rate risk (collectively, "Company Portfolio Securities");

             (v)  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (A) that are Company Portfolio Securities or (B) that, if other than in the ordinary course of business consistent with past practice, involve consideration in excess of $50,000 individually or $500,000 in the aggregate or (C) made in the ordinary course of business consistent with past practice;

            (vi)  adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions among the Company and any wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company;

           (vii)  change in any material respect its accounting principles, practices or methods, except as required by GAAP or applicable Law;

          (viii)  except (A) if required by Law or (B) if necessary (1) to preserve the Company's qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Tax authority, surrender any right to claim a material refund of Taxes, or, except in the ordinary course of business consistent with past practice, agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

            (ix)  (A) grant any material increases in the compensation payable or to become payable to any of its directors, executive officers or any other employees except as required by applicable Law or pursuant to a Company Plan existing as of the date hereof; (B) pay or agree to pay to any director, executive officer or any other employee, whether past or present, any pension, retirement allowance or other employee benefit not required by any Company Plan existing as of the date hereof; (C) enter into any new, or materially amend any existing, employment or severance or termination agreement with any director, executive officer or any other employee; or (D) establish any Employee Benefit Plan which was not in existence or approved by the Company Board or duly authorized committee thereof prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; provided, however, that no action will be a violation of this Section 6.1(b)(ix) if it is taken (1) pursuant to Section 3.2 of this Agreement, (2) in the ordinary course of business consistent with past practice or in order to comply with applicable Law (3) pursuant to a retention bonus plan adopted by the Company or any Subsidiary of the Company after the date of this Agreement to the extent the total amount awarded under such plan does not exceed $1,468,871 (the "Retention Amount") or (4) in order to make contributions to employee accounts pursuant to the Company's SEP-IRA (the "SEP-IRA"), in a manner consistent with past practice;

             (x)  make any loans, advances or capital contributions to, or investments in, any other Person, except (A) for reverse repurchase transactions involving Company Portfolio Securities in the ordinary course of business, (B) for loans among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries or (B) advances for reimbursable employee expenses;

            (xi)  (A) enter into any contract that would be a Company Contract, except in the ordinary course of business consistent with past practice and as would not prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract in any material respect, which could prevent or materially delay the consummation of the Transactions, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for (1) repurchase agreements and/or master repurchase agreements to finance the purchase price of assets in the ordinary course of the Company's business consistent with past practice or refinance the Company's repurchase obligations pursuant to such master repurchase agreements when due; (2) any Company Contracts to execute dollar roll financing transactions pursuant to the Company's master securities forward transactions agreements to finance the purchase price of "To Be Announced" agency mortgage-backed securities in the ordinary course of the Company's business consistent with past practice; (3) any derivative financial agreements or instruments (including any swaps, swap options, caps and short positions) entered into or incurred by the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate risk and not for speculative purposes; (4) to the extent not prohibited by other provisions hereof, contracts providing for the acquisition, purchase, sale or divestiture of debt securities by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and that are materially consistent with the contracts or forms thereof provided to Parent prior to the date hereof; (5) any termination or renewal in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal) by Company or any Subsidiary of the Company; (6) any trade agreements entered into, modified, amended, terminated or assigned in the ordinary course of business consistent with past practice; and (7) any master securities lending agreements, master securities forward transaction agreements and ISDA master agreements entered into, amended, terminated or assigned in the ordinary course of business consistent with past practice;

           (xii)  other than (A) the settlement of any Proceeding reflected or reserved against on the balance sheet of the Company (or in the notes thereto) or (B) that would not reasonably be expected to restrict the operations of the Company and its Subsidiaries or, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000;

          (xiii)  take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

          (xiv)  other than in the ordinary course of business consistent with past practice, make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $500,000;

           (xv)  except for making or modifying a Tax election for the purpose of preserving or maintaining the Company's qualification as a REIT under the Code, make or modify any material Tax election or settle or compromise any material Tax liability or refund;

          (xvi)  other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (i) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, (ii) transactions pursuant to the Company's master repurchase agreements to finance the purchase price of assets in the ordinary course of the Company's business consistent with past practice or refinance the Company's repurchase obligations pursuant to such master repurchase agreements when due, (iii) guarantees by the

    Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company, which Indebtedness is incurred in compliance with the immediately preceding clause (ii), (iv) dollar roll financing transactions pursuant to the Company's master securities forward transactions agreements to finance the purchase price of agency "To Be Announced" agency mortgage-backed securities in the ordinary course of business consistent with past practice, (v) the incurrence of any Indebtedness in connection with repurchase agreements entered into in the ordinary course of business consistent with past practice or (vi) any derivative financial instruments or arrangements entered into or incurred by the Company or any of its Subsidiaries for the purpose of fixing or hedging interest rate and not for speculative purposes;

         (xvii)  enter into any new line of business;

        (xviii)  take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Subsidiaries of the Company to be required to be registered as an investment company under the Investment Company Act;

          (xix)  other than with Subsidiaries of the Company, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of the Company; or

           (xx)  agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).

          (c)   Within one Business Day of the Determination Date, the Company shall deliver a statement that sets forth all of the Company's holdings in its investment portfolios, including but not limited to, all assets, debt and hedging transactions. From the Determination Date until the Closing Date, the Company shall (i) manage its investment portfolios in all material respects in the ordinary course consistent with past practice; provided, however, that the Company shall not purchase any assets except for U.S. Treasuries or Agency RMBS, in each case, in the ordinary course consistent with past practice, subject to the provisions of Section 6.1(b); (ii) on each Business Day prior to the Closing, participate in a call with the investment personnel of Parent to discuss the status of the Company's and the Parent's respective portfolios and planned portfolio management activities; and (iii) on each Business Day prior to the Closing, report to Parent all investment transactions daily to Parent by 5:00 pm New York, New York time on such day.

        Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.

        6.2    Conduct of Parent Business Pending the Merger.

          (a)   Parent agrees that except as (i) set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers (including Parent Manager) suppliers, business relationships, vendors and counterparties and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

          (b)   Except (i) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned, provided, however, that with respect to clauses (i), (ii), (iii) (with respect to Parent's Organizational Documents), (iv), (v), (vii) and (xvii) (as it relates to clauses (i), (ii), (iii) (with respect to Parent's Organizational Documents), (iv), (v) and (vii)) below, the Company may withhold, delay or condition its consent in its sole discretion)), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock consistent with past practice and the terms of such Parent Preferred Stock; (3) dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent; (4) without duplication of the amounts described in clauses (1) through (3), dividends or other distributions necessary for Parent to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend), or (5) any dividend to the extent declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of Parent or any Subsidiary of Parent or as contemplated by any Parent Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

             (ii)  from the Determination Date until the Closing Date, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan to employees and directors in amounts consistent with past practice; and (C) the issuance of Parent Common Stock in connection with the Parent's Dividend Reinvestment and Share Purchase Plan consistent with past practice and in accordance with the terms of such plan existing as of the date hereof;

            (iii)  amend Parent's Organizational Documents or adopt any material change in the Organizational Documents of any of Parent's Subsidiaries that would, in either case, reasonably be expected to prevent or materially delay the consummation of the Transactions;

            (iv)  (A) merge, consolidate, combine or amalgamate with any Person other than the Company or another wholly owned Subsidiary of Parent, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, or (C) enter into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, but in each case only if such action could reasonably be expected to prevent or materially delay the consummation of the Transactions;

             (v)  adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any wholly owned Subsidiary of Parent (other than Merger Sub) or between or among wholly owned Subsidiaries of Parent (other than Merger Sub);

            (vi)  change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

           (vii)  take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

          (viii)  (A) enter into any contract that would be a Parent Contract, except as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract in any manner which could reasonably be expected to prevent or materially delay the consummation of the Transactions;

            (ix)  other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict the incurrence of (i) any Indebtedness among Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries or (ii) any Indebtedness not to exceed $25,000,000 in aggregate principal amount outstanding;

             (x)  enter into, participate or engage in or continue any discussions or negotiations with respect to (A) a merger, consolidation, combination or amalgamation with any Person other than another wholly owned Subsidiary of Parent; (B) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or (C) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, but in each case only if such action could reasonably be expected to prevent or materially delay the consummation of the Transactions;

            (xi)  except in accordance with Section 2.6, increase or decrease the size of the Parent Board or enter into any agreement obligating Parent or the Parent Board to nominate any individual for election to the Parent Board or elect any individual to fill any vacancy on the Parent Board;

           (xii)  enter into any new line of business;

          (xiii)  take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

          (xiv)  other than with Subsdiaries of Parent, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of Parent or the Parent Manager or any of its Affiliates;

           (xv)  modify, amend, terminate or assign, or waive or assign any rights under, the Parent Management Agreement; or

          (xvi)  agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).

          (c)   Within three (3) Business Days of the Determination Date, Parent shall deliver a statement that sets forth all of Parent's holdings in its investment portfolios, including but not limited to, all assets, debt and hedging transactions. From the Determination Date until the Closing Date, Parent shall (i) manage its investment portfolios in all material respects in the ordinary course consistent with past practice and (ii) on each Business Day prior to the Closing, participate in a call with the investment personnel of Company to discuss the status of the Company's and the Parent's respective portfolios and planned portfolio management activities.

        Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.

        6.3    No Solicitation by the Company.

          (a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct its Representatives to (i) immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal (any such Persons and their Affiliates and Representatives being referred to as "Prior Company Bidders") and (ii) use its reasonable best efforts to take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary. The Company will promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Subsidiary of the Company in connection with its consideration of any potential Company Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder.

  The Company shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any of its Subsidiaries is a party.

          (b)   Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal, (vi) fail to include the Company Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto or (vii) fail publicly to reaffirm without qualification the Company Board Recommendation within five Business Days after the written request of Parent following a Company Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Stockholder Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v) , (vi) or (vii) of this Section 6.3(b) being referred to as a "Company Change of Recommendation").

          (c)   From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within one Business Day thereof), and the Company shall provide to Parent (within such one Business Day time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall keep Parent reasonably informed on a prompt and current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.

          (d)   Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

              (i)  make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

             (ii)  prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(ii) and 6.3(b)(iii) with any Person if (1) the Company receives a written, bona fide Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Company Competing

    Proposal did not arise from a material breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or is reasonably expected to lead to, a Company Superior Proposal;

            (iii)  prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i), if prior to taking such action (A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent's revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to Parent; and

            (iv)  prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 6.3(d)(ii).

          (e)   Notwithstanding anything in this Agreement to the contrary, the Company Board shall be permitted, at any time prior to the receipt of the Company Stockholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if, prior to taking such action, (i) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law, (ii) the

  Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation), and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be inconsistent with its legal duties as directors under applicable Law.

        6.4    No Solicitation by Parent.

          (a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will, and will cause its Subsidiaries and instruct its Representatives to (i) immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to a Parent Competing Proposal (any such Persons and their Affiliates and Representatives with respect to a Parent Competing Proposal being referred to as "Prior Parent Bidders") and (ii) use its reasonable best efforts to take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which Parent or any of its Subsidiaries is a party or of which Parent or any of its Subsidiaries is a beneficiary. Parent will promptly request that each Prior Parent Bidder in possession of nonpublic information that was furnished by or on behalf of Parent or any Subsidiary of Parent in connection with its consideration of any potential Parent Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Parent Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Parent Bidder. Parent shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which Parent or any of its Subsidiaries is a party.

          (b)   Except as otherwise permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will not, and will cause its Subsidiaries and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal, (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal, (vi) fail to include the Parent Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto or (vii) fail to publicly reaffirm without qualification the Parent Board Recommendation within five Business Days after the written request of the Company following a Parent Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Parent Shareholder Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.4(b) being referred to as a "Parent Change of Recommendation").

          (c)   From and after the date of this Agreement, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within one Business Day thereof), and Parent shall provide to the Company (within such one Business Day time frame) either (i) a copy of any such Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal, if not made in writing. Parent shall keep the Company reasonably informed on a prompt and current basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations.

          (d)   Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:

              (i)  make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of Parent, the Parent Board or any committee thereof shall, except as expressly permitted by Section 6.4(d)(iii) or Section 6.4(e), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

             (ii)  prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(b)(ii) and 6.4(b)(iii) with any Person if (1) Parent receives a written, bona fide Parent Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Parent Competing Proposal did not arise from a material breach of the obligations set forth in this Section 6.4; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4, and (B) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Parent Competing Proposal is, or is reasonably expected to lead to, a Parent Superior Proposal;

            (iii)  prior to receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation, if prior to taking such action (A) the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Company in response to such Parent Competing Proposal); and (B) Parent shall have given notice to the Company that Parent has received such proposal in accordance with Section 6.4(c), specifying the material terms and conditions of such proposal, and, that Parent intends to take such action, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by Parent, the Parent Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Parent Competing Proposal remains a Parent Superior Proposal with respect to the Company's revised proposal; provided, however, that each time material modifications to the financial terms of a Parent Competing Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (B) prior to which Parent may effect a Parent Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to the Company; and

            (iv)  prior to receipt of the Parent Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Parent Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board or any committee thereof to make an informed determination under Section 6.4(d)(ii).

          (e)   Notwithstanding anything in this Agreement to the contrary, the Parent Board shall be permitted, at any time prior to the receipt of the Parent Stockholder Approval, other than in response to a Parent Competing Proposal (which is addressed in Section 6.4(d)(iii)), to make a Parent Change of Recommendation if, prior to taking such action, (i) the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law and (ii) Parent shall have given notice to the Company that Parent intends to effect a Parent Change of Recommendation (which notice will reasonably describe the reasons for such Parent Change of Recommendation), and either (A) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (B) if the Company within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by Parent, the Parent Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change of Recommendation and that the failure to make a Parent Change of Recommendation would be inconsistent with its legal duties as directors under applicable Law

        6.5    Preparation of Joint Proxy Statement and Registration Statement.

          (a)   Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Joint Proxy Statement) and any amendments or supplements thereto.

          (b)   Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company

  Stockholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent and the Company shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby; and provided, further that the Company, in connection with any Company Change of Recommendation, or Parent, in connection with any Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation or Parent Change of Recommendation, as applicable.

          (c)   Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

          (d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.

        6.6    Stockholders Meetings.

          (a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.3, the Company shall, through the Company Board, recommend to the Company Stockholders that they vote in favor of the approval of the Merger and the other Transactions at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to establish a quorum at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii)(B). If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company's transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, the Company's obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation.

          (b)   Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.4, the Parent, through the Parent Board, shall recommend to the Parent Stockholders that they vote in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from Parent Stockholders proxies in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has resolved to make the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint

  Proxy Statement is provided to the Parent's stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to establish a quorum at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.4(d)(iii)(B). If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent's transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, Parent's obligations to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Superior Proposal or Parent Competing Proposal, or by any Parent Change of Recommendation.

          (c)   The parties shall use their commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day.

        6.7    Access to Information.

          (a)   Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees, and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries' business, properties, contracts, records and personnel as such other party may reasonably request, including information about the Company's financing, hedging activities, portfolio risk and portfolio activities. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business consistent with past practice. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.

          (b)   The Confidentiality Agreement dated as of March 1, 2018 between Parent and the Company (the "Confidentiality Agreement") shall survive the execution and delivery of this

  Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be "Evaluation Material" as defined under the Confidentiality Agreement.

        6.8    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

          (b)   In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

          (c)   In connection with obtaining any approval or consent from any Person with respect to the Merger, the Company or any Subsidiary of the Company shall not pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.

        6.9    Employee Matters.

          (a)   Prior to the Closing Date, Pine River Capital Management L.P. ("Pine River") will extend offers of employment for its office located in Minnetonka, Minnesota to each individual who is employed by the Company or a Subsidiary thereof immediately prior to the Closing Date and is not an executive officer of the Company (a "Company Employee"). Neither Pine River nor Parent will make any guarantees as to the role, compensation, benefits, or term of employment offered to such a Company Employee. Any Company Employee who accepts such an offer will become subject to same employment policies, compensation practices and benefit plans applicable to Pine River employees whose services are dedicated to Parent. If a Company Employee does not receive or accept such an offer from Pine River, such Company Employee shall be entitled to severance benefits in accordance with the Company's severance policies as in effect immediately prior to the Closing Date as set forth on Schedule 6.9(a) of the Company Disclosure Letter.

          (b)   Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement.

        6.10    Indemnification; Directors' and Officers' Insurance.

          (a)   Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Corporation), from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the "Indemnified Persons") against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company's regularly engaged legal counsel or other counsel satisfactory to such Indemnified Person, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) the Surviving Corporation shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such party's position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation, the Company or the Indemnified Person within the last three (3) years.

          (b)   Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would affect) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.

          (c)   Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person's rights under this Section 6.10 or under any charter, bylaw or contract in the event such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

          (d)   Parent and the Surviving Corporation shall put in place, and fully prepay immediately prior to the Effective Time, "tail" insurance policies (collectively, the "D&O Insurance") with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) 300% of the annual premium paid by the Company for such insurance as of the date of this Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Effective Time, for a cost not exceeding such amount.

          (e)   In the event that Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation or such Subsidiary of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Corporation unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

        6.11    Stockholder Litigation.    Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party's advice with respect to such Transaction Litigation; provided, that the Company shall not agree to settle any Transaction Litigation without the prior written consent of Parent.

        6.12    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, nor the Parent Manager, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party's capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation or a Parent Change of Recommendation, respectively; provided, however, each party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12.

        6.13    Control of Business.    Without limiting in any way any party's rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.14    Transfer Taxes.    All Transfer Taxes incurred in connection with the Transactions shall be paid 50% by the Company and 50% by Parent, whether levied on Parent or any other Person, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns. The portion of the consideration to be received by holders of Company Common Stock in connection with the Merger that is allocable to the real property of the Company and its subsidiaries in New York State shall be determined by Merger Sub in its reasonable discretion.

        6.15    Notification.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) of any Proceeding commenced or, to any party's knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction ("Transaction Litigation"), and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

        6.16    Section 16 Matters.    Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

        6.17    Listing Application.    Parent shall use reasonable best efforts to cause the Parent Common Stock, the Parent Series D Preferred Stock and the Parent Series E Preferred Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

        6.18    Tax Matters.

          (a)   After the Closing, Eiger Partnership shall cause the Company to convert to a limited liability company and revoke the Company's REIT election.

          (b)   The parties shall use their respective reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Sections 7.2(d) and Sections 7.3(d), respectively.

          (c)   The Company shall cause to be prepared all Tax Returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

        6.19    Additional Dividends.

          (a)   Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by the Company pursuant to this Section 6.19(a) shall be an amount equal to (i) the Company's then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the "Company Additional Dividend Amount"), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.

          (b)   Prior to the Effective Time, Parent shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by Parent pursuant to this Section 6.19(b) shall be an amount equal to (i) Parent's then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the "Parent Additional Dividend Amount") equal to the quotient obtained by dividing the Company Additional Dividend Amount (if any) by the Exchange Ratio.

        6.20    Takeover Laws.    The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.

        6.21    Delisting.    Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock and Company Preferred Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

        6.22    Obligations of Merger Sub.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Consummate the Merger.    The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

          (a)    Stockholder Approvals.    The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company and Parent, as applicable.

          (b)    No Injunctions or Restraints.    No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law (or interpretation thereof by a Governmental Entity) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

          (c)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.

        7.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

          (a)   Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.3(a) (Authority), Section 4.6(a) (Company Material Adverse Effect) and Section 4.21 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Company Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

          (c)    Compliance Certificate.    Parent shall have received a certificate of the Company signed by the chief executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

          (d)    REIT Opinion.    Parent shall have received a written opinion of Vinson & Elkins L.L.P. (or other counsel to Company reasonably acceptable to Parent, which the parties agree shall include Sidley Austin LLP for purposes of this Section 7.2(d)), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company's taxable year ended December 31, 2006, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by the Company, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

          (e)    Absence of Company Material Adverse Effect.    Except as disclosed in Schedule 7.2(e) of the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

          (a)    Representations and Warranties of Parent and Merger Sub.    (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.3(a) (Authority), Section 5.6(a) (Parent Material Adverse Effect) and Section 5.19 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Parent Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

          (c)    Compliance Certificate.    The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

          (d)    REIT Opinion.    The Company shall have received a written opinion of Sidley Austin LLP (or other counsel to Parent reasonably satisfactory to the Company, which the parties agree shall include Vinson & Elkins L.L.P. for purposes of this Section 7.3(d)), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent's taxable year ended December 31, 2009, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualification and based on customary representations contained in officer's certificates executed by Parent and the Company, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

          (e)    Listing; Classification.    The shares of Parent Common Stock, Parent Series D Preferred Stock and Parent Series E Preferred Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the articles supplementary classifying the Parent Series D Preferred Stock attached hereto as Annex C and the Parent Series E Preferred Stock attached hereto as Annex D shall have been filed with and accepted for record by the Maryland Department.

          (f)    Absence of Parent Material Adverse Effect.    Except as disclosed in Schedule 7.3(f) of the Parent Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        7.4    Frustration of Closing Conditions.    None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement.

ARTICLE VIII
TERMINATION

        8.1    Termination.    This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent:

              (i)  if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

             (ii)  if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on October 31, 2018 (such date being the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

            (iii)  (A) in the event of a breach by the other party of any covenant or other agreement contained in this Agreement (other than in Section 6.3 or 6.4) or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is 30 days (five Business Days in the case of any breach of Sections 6.5 or 6.6) after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a "Terminable Breach"); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement or (B) in the event of a Willful and Material Breach by the other party of Section 6.3 or 6.4, as applicable;

            (iv)  if (A) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting; or

          (c)   By Parent, prior to the time the Company Stockholder Approval is obtained, if the Company Board thereof shall have effected a Company Change of Recommendation, whether or not in accordance with Section 6.3(d)(iii) or Section 6.3(e); or

          (d)   by the Company:

              (i)  if prior to the receipt of the Company Stockholder Approval, the Company Board determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal and the Company Board has approved, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that such termination shall not be effective unless the Company concurrently therewith pays or causes to be paid the Company Termination Fee in accordance with Section 8.3(b); or

             (ii)  prior to the time the Parent Stockholder Approval is obtained, if the Parent Board thereof shall have effected a Parent Change of Recommendation whether or not in accordance with Section 6.4(d)(iii) or Section 6.4(e).

        8.2    Notice of Termination; Effect of Termination.

          (a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party.

          (b)   In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX, which sections and articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

        8.3    Expenses and Other Payments.

          (a)   Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

          (b)   If (1) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or Section 8.1(b)(iii)(B) (Company's Breach of No Solicitation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than two Business Days after notice of termination of this Agreement or (2) the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) concurrently with notice of termination of this Agreement.

          (c)   If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Parent Change of Recommendation) or Section 8.1(b)(iii)(B) (Parent's Breach of No Solicitation), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds (to an account designated by the Company) no later than two Business Days after notice of termination of this Agreement.

          (d)   (i) If (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Company Terminable Breach), then the Company shall pay Parent the Parent Expenses or (ii) if (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the

  Parent Stockholder Approval has not been obtained) or Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Parent Terminable Breach), then Parent shall pay the Company the Company Expenses, in each case, in cash by wire transfer of immediately available funds (to an account designated by the receiving party) no later than three Business Days after notice of termination of this Agreement.

          (e)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Company Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d). For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%."

          (f)    If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), (ii) on or before the date of the Company Stockholders Meeting a Company Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d). For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%.

          (g)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained), or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Parent Terminable Breach), (ii) on or before the date of any such termination an Alternative Proposal or Parent Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Parent Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement with respect to any Alternative Proposal or Parent Competing Proposal or consummates any Alternative Proposal or Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d). For purposes of this Section 8.3(f), any reference in the definition of Parent Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%."

          (h)   If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), (ii) on or before the date of the Parent Stockholders Meeting an Alternative Proposal or a Parent Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Parent or a Subsidiary of Parent enters into a definitive agreement with respect to any Alternative Proposal or Parent Competing Proposal or consummates any Alternative Proposal or Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to

  Section 8.3(d). For purposes of this Section 8.3(h), any reference in the definition of Parent Competing Proposal to "25%" shall be deemed to be a reference to "more than 50%.

          (i)    In no event shall Parent be entitled to receive more than one payment of a Company Termination Fee or Parent Expenses. In addition, if Parent receives a full Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. In no event shall the Company be entitled to receive more than one payment of a Parent Termination Fee or Company Expenses. In addition, if the Company receives a full Parent Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails promptly to pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 7% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.

          (j)    In the event that Parent is required to pay the Parent Termination Fee:

              (i)  The amount payable to the Company in any tax year of the Company shall not exceed the lesser of (A) the Parent Termination Fee payable to the Company and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code ("Qualifying Income") and the Company has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in additional to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company's independent accountants, plus (2) in the event that the Company received either (x) a letter from the Company's counsel indicating that the Company has received a ruling from the IRS as described below or (y) an opinion from the Company's outside counsel as described below, an amount equal to the excess of the Parent Termination Fee less the amount payable under clause (1) above.

             (ii)  To secure Parent's obligation to pay the amounts described in Section 8.3(j)(i), Parent shall deposit into escrow the amount in cash equal to the Parent Termination Fee with an escrow agent selected by Parent on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Parent Termination Fee. The escrow agent shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (i) a letter from the Company's independent accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the required of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Company has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in additional to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company's counsel indicating that (A) the Company has received a ruling from IRS holding that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) the Company's outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company. Parent agrees to amend this Section 8.3(j) at the reasonable request of the Company in order to (1) maximize that portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(j)(ii). Any amount of the Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(j).

          (k)   In the event that the Company is required to pay the Company Termination Fee:

              (i)  The amount payable to Parent in any tax year of Parent shall not exceed the lesser of (A) the Company Termination Fee payable to Parent, and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income and Parent has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in additional to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent's independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent's counsel indicating that Parent has received a ruling from the IRS as described below or (y) an opinion from Parent's outside counsel as described below, an amount equal to the excess of the Company Termination Fee, less the amount payable under clause (1) above.

             (ii)  To secure the Company's obligation to pay the amounts described in Section 8.3(k)(i), the Company shall deposit into escrow the amount in cash equal to the Company Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee. The escrow agent shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent received any one or a combination of the following: (i) a letter from Parent's independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the required of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in additional to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent's counsel indicating that (A) Parent has received a ruling from IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) Parent's outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(k) at the reasonable request of Parent in order to (1) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(k)(ii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(k).

ARTICLE IX
GENERAL PROVISIONS

        9.1    Schedule Definitions.    All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

        9.2    Survival.    Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and Section 6.10 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

        9.3    Notices.    All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail ("e-mail") (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

            (i)  if to Parent or Merger Sub, to:

      601 Carlson Parkway, Suite 1400
      Minnetonka, Minnesota 55305
      Attention: Rebecca B. Sandberg
      Facsimile: (612) 629-2501
      E-mail: Rebecca.Sandberg@twoharborsinvestment.com

        with a required copy to (which copy shall not constitute notice):

      Sidley Austin LLP
      787 Seventh Avenue
      New York, New York 10019
      Attention: Scott M. Freeman
                         Gabriel Saltarelli
      Facsimile: (212) 839-5599
      E-mail: sfreeman@sidley.com
                    gsaltarelli@sidley.com

           (ii)  if to the Company, to:

      CYS Investments, Inc.
      500 Totten Pond Road, 6th Floor
      Waltham, Massachusetts 02451
      Attention: Thomas A. Rosenbloom
      Facsimile (617) 507-6439
      E-mail: thomas.rosenbloom@cysinv.com

        with a required copy to (which copy shall not constitute notice):

      Vinson & Elkins L.L.P.
      2200 Pennsylvania Avenue NW
      Suite 500 West
      Washington, D.C. 20037-1701
      Attention: S. Gregory Cope
                         Stephen M. Gill
      Facsimile (202) 879-8916
      E-mail: gcope@velaw.com
                    sgill@velaw.com

        9.4    Rules of Construction.

          (a)   Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

          (b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one Section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

          (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

          (d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

          (e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) "days" mean calendar days.

        9.5    Counterparts.    This Agreement may be executed in two or more counterparts, including via facsimile or email in "portable document format" (".pdf") form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        9.6    Entire Agreement; Third Party Beneficiaries.

          (a)   This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (b)   Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock and Company Preferred Stock to receive the applicable Merger Consideration) and Sections 2.6 and 6.10 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent's or Merger Sub's Willful and Material Breach of this Agreement or intentional fraud, then the Company Stockholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys' fees; provided, however, that, to the fullest extent permitted by applicable Law, the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company Stockholders, in the Company's sole discretion, it being understood and agreed such rights shall attach to such shares of Company Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company's sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

        9.7    Governing Law; Venue; Waiver of Jury Trial.

          (a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

          (b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE "MARYLAND COURTS") IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE

  IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE MARYLAND COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH MARYLAND COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

        9.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

        9.10    Affiliate Liability.

          (a)   Each of the following is herein referred to as a "Company Affiliate": (A) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (B) any director, officer, employee, representative or agent of (i) the Company or (ii) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

          (b)   Each of the following is herein referred to as a "Parent Affiliate": (A) any direct or indirect holder of equity interests or securities in Parent (whether limited or general partners, members, stockholders or otherwise), and (B) any director, officer, employee, representative or agent of (i) Parent or (ii) any Person who controls Parent, including Pine River and its Affiliates. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waive and release all claims of any such liability and obligation.

        9.11    Remedies; Specific Performance.

          (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

          (c)   This parties' rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

        9.12    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the Company Stockholders or the Parent Stockholders, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9.13    Extension; Waiver.    At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent and Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Pages Follow]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TWO HARBORS INVESTMENT CORP.
By:	/s/ THOMAS E. SIERING
	Name:	Thomas E. Siering
	Title:	President and Chief Executive Officer

EIGER MERGER SUBSIDIARY LLC
By:	/s/ THOMAS E. SIERING
	Name:	Thomas E. Siering
	Title:	President and Chief Executive Officer

SIGNATURE PAGE
AGREEMENT AND PLAN OF MERGER

CYS INVESTMENTS, INC.
By:	/s/ KEVIN E. GRANT
	Name:	Kevin E. Grant
	Title:	Chief Executive Officer, President, and Chief Investment Officer

SIGNATURE PAGE
AGREEMENT AND PLAN OF MERGER

 ANNEX A

Certain Definitions

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

        "Agency RMBS" means residential mortgage-backed securities whose principal and interest payments are guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association, or the Federal Home Loan Mortgage Corporation.

        "Alternative Proposal" means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving any merger, amalgamation, share exchange, recapitalization, consolidation, acquisition, business combination of or involving Parent and/or any of its Subsidiaries, and any Person, in which the consideration paid by Parent or its Subsidiaries was cash, voting stock of Parent or other consideration valued at $500,000,000 or more.

        "beneficial ownership," including the correlative term "beneficially owning," has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Business Day" means a day other than a day on which banks in the State of New York or the State of Maryland are authorized or obligated to be closed.

        "Calculating Party" means (i) Parent, with respect to the Parent Adjusted Book Value Per Share, and (ii) the Company, with respect to the Company Adjusted Book Value Per Share.

        "Calculation Principles" means the principles set forth on Exhibit A.

        "Company Adjusted Book Value Per Share" means, as of the Determination Date, the result of (i) the Company's total consolidated common stockholders' equity that reflects the deduction of the total Company Preferred Stock liquidation preference and a reduction by any Excess Amount, divided by (ii) the number of shares of Company Common Stock issued and outstanding (excluding any Cancelled Shares), plus any shares of Company Common Stock issuable upon the vesting of any outstanding Company Restricted Stock in accordance with Section 3.2(a), in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of the Company's audited financial statements, after giving pro forma effect to the Company Additional Dividend Amount or any other distributions on shares of Company Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the Effective Time, and certified thereto by the chief executive officer or chief financial officer of the Company; provided, however, that Company Adjusted Book Value Per Share shall be increased by the aggregate amount of Company Transaction Expenses accrued or paid prior to or as of the Determination Date, if any, to the extent such Company Transaction Expenses were taken into account as a reduction in the Company's total consolidated common stockholders' equity referred to in clause (i) above. An example calculation of the Company Adjusted Book Value Per Share and the associated Proposed Book Value Schedule is set forth on Schedule 1.1(a).

        "Company Capital Stock" means the Company Common Stock and Company Preferred Stock.

        "Company Competing Proposal" means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

        "Company Expenses" means a cash amount equal to $20,600,000 to be paid in respect of the Company's costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

        "Company Intellectual Property" means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.

        "Company Stockholder Approval" means the approval of the Merger and the other Transactions by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger in accordance with the MGCL and the Organizational Documents of the Company.

        "Company Superior Proposal" means a bona fide Company Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third party, which the Company Board or any committee thereof determines in good faith after consultation with the Company's outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Stockholders than the Transactions.

        "Company Termination Fee" means a cash amount equal to $43,200,000.

        "Company Transaction Expenses" means the cumulative expenses incurred or expected to be incurred in connection with the Transactions for (i) services rendered to the Company by consultants advising on matters relating to Section 280G of the Code (not to exceed $75,000 in the aggregate), (ii) services rendered to the Company by financial and legal advisers with respect to the Transactions, (iii) severance related payments to Company Employees, (iv) the Retention Amount, or, to the extent that the amount paid to Company Employees pursuant to the retention bonus plan is less than the Retention Amount, such lesser amount, (v) contributions to Company Employee accounts pursuant to SEP-IRA, (vi) outplacement services and post-employment benefits provided to Company Employees, and (vii) any other bonus payments or other discretionary compensation to Company Employees not listed in the foregoing; provided, however, the parties agree that the Company shall not pay or agree to pay to any third party service provider any amount that would be a Company Transaction Expense in excess of the amount that the Company is legally obligated to pay pursuant to any agreement in effect as of the date hereof.

        "Consent" means any approval, consent, ratification, clearance, permission, waiver, or authorization.

        "control" and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Determination Date" means the last day of the month immediately preceding the month in which the conditions set forth in Article VII are reasonably expected to be satisfied (other than the conditions set forth in Section 7.1(a) and those conditions that by their nature are to be satisfied or waived at the

Closing), or such other date as may be mutually agreed by the parties in their respective sole discretions.

        "DRSPP" means the Company's Dividend Reinvestment and Direct Stock Purchase Plan.

        "Employee Benefit Plan" of any Person means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Excess Amount" means the amount, if any, by which the Company Transaction Expenses exceed $36,600,000. The parties agree to work in good faith to develop a materially accurate forecast, prepared as of the Determination Date, of the Company Transaction Expenses.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

        "Governmental Entity" means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

        "group" has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Indebtedness" of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) obligations in respect of repurchase agreements, "dollar roll" transactions and similar financing arrangements; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

        "Intellectual Property" means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

        "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        "knowledge" means the actual knowledge, after reasonable investigation, of, (a) in the case of the Company, the individuals listed in Schedule 1.1(c) of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1(c) of the Parent Disclosure Letter.

        "IRS" means the U.S. Internal Revenue Service.

        "Law" means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

        "Lien" means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

        "Material Adverse Effect" means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Material Adverse Effect," and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Company operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (viii) any actions taken or failure to take action, in each case, to which Parent or the Company, as applicable, has requested; (ix) compliance with the terms of, or the taking of any action expressly required by, this Agreement; (x) any changes in such Person's stock price or the trading volume of such Person's stock, or any failure by such Person to meet any analysts' estimates or expectations of such Person's revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (xi) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vi) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur solely to the extent they are disproportionate).

        "Merger Consideration" means the Common Merger Consideration and the Preferred Merger Consideration.

        "Minimum Distribution Dividend" means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

        "NYSE" means the New York Stock Exchange.

        "Organizational Documents" means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

        "other party" means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

        "Parent Adjusted Book Value Per Share" means, as of the Determination Date, the result of (i) Parent's total consolidated common stockholders' equity that reflects the deduction of the total Pre-Merger Parent Preferred Stock liquidation preference, divided by (ii) the number of shares of Parent Common Stock issued and outstanding, plus any shares of Parent Common Stock issuable upon the vesting of any Parent Restricted Stock, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Parent's audited financial statements, after giving pro forma effect to the Parent Additional Dividend Amount or any other distributions on shares of Parent Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the Effective Time, and certified thereto by the chief executive officer or chief financial officer of Parent. An example calculation of the Parent Adjusted Book Value Per Share and the associated Proposed Book Value Schedule is set forth on Schedule 1.1(d) .

        "Parent Capital Stock" means Parent Common Stock and Parent Preferred Stock.

        "Parent Common Stock" means the common stock of Parent, par value $0.01 per share.

        "Parent Competing Proposal" means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Parent; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the Parent Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof).

        "Parent Expenses" means a cash amount equal to $8,600,000 to be paid in respect of Parent's costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

        "Parent Management Agreement" means Management Agreement by and among Parent, Two Harbors Operating Company LLC and Parent Manager dated as of October 28, 2009, as amended.

        "Parent Preferred Stock" means the (i) Pre-Merger Parent Preferred Stock, (ii) Parent Series D Preferred Stock and (iii) Parent Series E Preferred Stock, in each case of clauses (ii) and (iii), to be issued in connection with the Merger.

        "Parent Restricted Stock" means any outstanding award of Parent Common Stock subject to vesting, repurchase or other lapse restriction granted pursuant to the Parent Equity Plan.

        "Parent Series D Preferred Stock" means Parent's 7.75% Series D Cumulative Redeemable Preferred Stock, with the terms of the Parent Series D Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex C, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series A Preferred Stock immediately prior to the Merger.

        "Parent Series E Preferred Stock" means Parent's 7.50% Series E Cumulative Redeemable Preferred Stock, with the terms of the Parent Series E Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex D, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series B Preferred Stock immediately prior to the Merger.

        "Parent Stockholder Approval" means the approval of the Parent Common Stock Issuance by the affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.

        "Parent Stockholders Meeting" means a meeting of Parent Stockholders to consider the approval of the Parent Common Stock Issuance, including any postponement, adjournment or recess thereof.

        "Parent Superior Proposal" means a bona fide Parent Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third party, which the Parent Board or any committee thereof determines in good faith after consultation with the Parent's outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Parent's stockholders than the Transactions.

        "Parent Termination Fee" means a cash amount equal to $51,800,000.

        "party" or "parties" means a party or the parties to this Agreement, except as the context may otherwise require.

        "Permitted Liens" means any Liens (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business consistent with past practice; (iii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iii) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (iv) which is a statutory or common law Liens or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (v) which is imposed on the underlying fee interest in real property subject to a company lease.

        "Person" means any individual, corporation, partnership, limited partnership, limited liability company, group (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).

        "Per Share Cash Consideration" means $15,000,000 divided by the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares) and (ii) the number of shares of Company Common Stock issuable upon the vesting of outstanding Company Restricted Stock in accordance with Section 3.2(a).

        "Pre-Merger Parent Preferred Stock" means Parent's (i) 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (ii) 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share and (iii) 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share.

        "Proceeding" means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

        "Proposed Book Value Schedule" means a schedule setting forth in reasonable detail the good faith calculation of (i) Parent, with respect to the Parent Adjusted Book Value Per Share, or (ii) the Company, with respect to the Company Adjusted Book Value Per Share.

        "Receiving Party" means (i) the Company, with respect to the Parent Adjusted Book Value Per Share, and (ii) Parent, with respect to the Company Adjusted Book Value Per Share.

        "Representatives" means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

        "Takeover Law" means any "fair price," "moratorium," "control share acquisition," "business combination" or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.

        "Tax" or "Taxes" means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

        "Tax Returns" means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

        "Taxing Authority" means any Governmental Entity having jurisdiction in matters relating to Tax matters.

        "Transaction Agreements" means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

        "Transfer Taxes" means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.

        "Voting Debt" of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

        "Willful and Material Breach" shall mean a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

 ANNEX B-1

CYS INVESTMENTS, INC.

AMENDED AND RESTATED CHARTER

ARTICLE I

NAME

        The name of the corporation (the "Corporation") is:

CYS Investments, Inc.

ARTICLE II

PURPOSE

        The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

        The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the charter of the Corporation (the "Charter"), and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to, and not in limitation of, the general powers of corporations under the general laws of the State of Maryland.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

        The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

        Section 4.1    Number of Directors.    The business and affairs of the Corporation shall be managed under the direction of the board of directors of the Corporation (the "Board of Directors"). The number of directors of the Corporation is two (2), which number may be increased or decreased only by the Board of Directors pursuant to the bylaws of the Corporation (the "Bylaws"), but shall never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL"). The names of the directors who shall serve until their successors are duly elected and qualify are:

Thomas Siering
Brad Farrell

        The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

        Section 4.2    Extraordinary Actions.    Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Section 4.3    Authorization by Board of Directors of Stock Issuance.    The Board of Directors, without approval of the stockholders of the Corporation, may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter or the Bylaws.

        Section 4.4    Preemptive and Appraisal Rights.    Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

        Section 4.5    Indemnification.    To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall have the power to obligate itself to indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

        Section 4.6    Determinations by Board of Directors.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset

B-1-2

owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

ARTICLE V

STOCK

        Section 5.1    Authorized Shares.    The Corporation has authority to issue 500,000,000 shares of stock, consisting of 450,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), and 50,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $5,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2 or Section 5.3 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

        Section 5.2    Common Stock.    Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

        Section 5.3    Preferred Stock.    The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time, into one or more classes or series of stock.

        Section 5.4    Classified or Reclassified Shares.    Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

        Section 5.5    Charter and Bylaws.    The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Bylaws may provide that the Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

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 ARTICLE VI

AMENDMENTS

        The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

ARTICLE VII

LIMITATION OF LIABILITY

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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 ANNEX B-2

CYS INVESTMENTS, INC.

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

        Section 1.    PRINCIPAL OFFICE.    The principal office of CYS Investments, Inc. (the "Corporation"), in the State of Maryland shall be located at such place as the board of directors of the Corporation (the "Board of Directors") may designate.

        Section 2.    ADDITIONAL OFFICES.    The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        Section 1.    PLACE.    All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws (the "Bylaws") and stated in the notice of the meeting.

        Section 2.    ANNUAL MEETING.    An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors. Failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid acts of the Corporation.

        Section 3.    SPECIAL MEETINGS.    Each of the chief executive officer, president and Board of Directors may call a special meeting of stockholders. A special meeting of stockholders shall be held on the date and at the time and place set by the chief executive officer, president or Board of Directors, whoever has called the meeting. A special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. The secretary shall inform such stockholders of the reasonably estimated costs of preparing and mailing notice of the meeting and, upon payment to the Corporation by such stockholders of such costs, the secretary shall give notice to each stockholder entitled to notice of the meeting.

        Section 4.    NOTICE.    Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting, notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called. Such notice may be delivered by mail, by presenting it to such stockholder personally, by leaving it at the stockholder's residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder's address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless a stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

        Any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

        Section 5.    ORGANIZATION AND CONDUCT.    Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, the secretary or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary's absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        Section 6.    QUORUM; ADJOURNMENTS.    At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the "Charter") for the vote necessary for the approval of any matter. If, however, such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

        The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

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        Section 7.    VOTING.    A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted, without any right to cumulative voting. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

        Section 8.    PROXIES.    A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder's duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

        Section 9.    VOTING OF STOCK BY CERTAIN HOLDERS.    Stock of the Corporation registered in the name of a corporation, partnership, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, managing member or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or fiduciary may vote stock registered in the name of such person in the capacity of such director or fiduciary, either in person or by proxy.

        Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

        The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

        Section 10.    INSPECTORS.    The Board of Directors or the chairman of the meeting, in advance of or at any meeting, may, but need not, appoint one or more inspectors for the meeting and any successor to an inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chairman of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or

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inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

        Section 11.    CONTROL SHARE ACQUISITION ACT.    Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the "MGCL"), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

        Section 12.    ACTION WITHOUT MEETING.    Any action to be taken by the stockholders may be taken without a meeting, if, prior to such action, all stockholders entitled to vote thereon shall consent in writing or by electronic transmission to such action being taken, and such consent shall be treated for all purposes as a vote at a meeting.

ARTICLE III

DIRECTORS

        Section 1.    GENERAL POWERS.    The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

        Section 2.    NUMBER, TENURE AND RESIGNATIONS.    At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL nor more than ten (10), and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

        Section 3.    ANNUAL AND REGULAR MEETINGS.    An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

        Section 4.    SPECIAL MEETINGS.    Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

        Section 5.    NOTICE.    Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the

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message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

        Section 6.    QUORUM.    A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

        The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

        Section 7.    VOTING.    The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

        Section 8.    ORGANIZATION.    At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

        Section 9.    TELEPHONE MEETINGS.    Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

        Section 10.    CONSENT BY DIRECTORS WITHOUT A MEETING.    Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

        Section 11.    VACANCIES.    If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors; and any individual so

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elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

        Section 12.    COMPENSATION.    Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

        Section 13.    RELIANCE.    Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person's professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

        Section 14.    RATIFICATION.    The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any stockholders' derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

        Section 15.    CERTAIN RIGHTS OF DIRECTORS AND OFFICERS.    A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

        Section 16.    EMERGENCY PROVISIONS.    Notwithstanding any other provision in the Charter or these Bylaws, this Section 16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an "Emergency"). During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio, and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

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 ARTICLE IV

COMMITTEES

        Section 1.    NUMBER, TENURE AND QUALIFICATIONS.    The Board of Directors may appoint from among its members one or more committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.

        Section 2.    POWERS.    The Board of Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law.

        Section 3.    MEETINGS.    Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. Unless the Board of Directors prescribes voting rules to the contrary, the act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

        Section 4.    TELEPHONE MEETINGS.    Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

        Section 5.    CONSENT BY COMMITTEES WITHOUT A MEETING.    Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

        Section 6.    VACANCIES.    Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

        Section 1.    GENERAL PROVISIONS.    The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

        Section 2.    REMOVAL AND RESIGNATION.    Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract

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rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

        Section 3.    VACANCIES.    A vacancy in any office may be filled by the Board of Directors for the balance of the term.

        Section 4.    CHIEF EXECUTIVE OFFICER.    The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

        Section 5.    CHIEF OPERATING OFFICER.    The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

        Section 6.    CHIEF FINANCIAL OFFICER.    The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

        Section 7.    CHAIRMAN OF THE BOARD.    The Board of Directors may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

        Section 8.    PRESIDENT.    In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

        Section 9.    VICE PRESIDENTS.    In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

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        Section 10.    SECRETARY.    The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

        Section 11.    TREASURER.    The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

        The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

        Section 12.    ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.    The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

        Section 13.    COMPENSATION.    The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

        Section 1.    CONTRACTS.    The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

        Section 2.    CHECKS AND DRAFTS.    All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

        Section 3.    DEPOSITS.    All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

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 ARTICLE VII

STOCK

        Section 1.    CERTIFICATES.    Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

        Section 2.    TRANSFERS.    All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.

        The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

        Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

        Section 3.    REPLACEMENT CERTIFICATE.    Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct, and/or provide the Corporation with a written indemnity, as indemnity against any claim that may be made against the Corporation.

        Section 4.    FIXING OF RECORD DATE.    The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

        When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to

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apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

        Section 5.    STOCK LEDGER.    The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

        Section 6.    FRACTIONAL STOCK; ISSUANCE OF UNITS.    The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

        The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

        Section 1.    AUTHORIZATION.    Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

        Section 2.    CONTINGENCIES.    Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

        Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

        Section 1.    SEAL.    The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and

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the words "Incorporated Maryland." The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

        Section 2.    AFFIXING SEAL.    Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

        To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

        Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph of this Article XII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

        Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

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 ARTICLE XIV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

        Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any present or former director or officer or other employee or stockholder of the Corporation to the Corporation or to the stockholders of the Corporation or any standard of conduct applicable to the directors of the Corporation, (c) any action asserting a claim against the Corporation or any present or former director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL or the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any present or former director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

ARTICLE XV

AMENDMENT OF BYLAWS

        The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

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 ANNEX C

TWO HARBORS INVESTMENT CORP.

FORM OF ARTICLES SUPPLEMENTARY

7.75% Series D Cumulative Redeemable Preferred Stock

        Two Harbors Investment Corp., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Under a power contained in Article VI of the charter of the Corporation (the "Charter"), the Board of Directors (the "Board of Directors") of the Corporation, by duly adopted resolutions classified and designated 3,000,000 authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation ("Preferred Stock") as shares of 7.75% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Series D Preferred Stock"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

        1.    Designation and Number.    A series of Preferred Stock, classified as the "7.75% Series D Cumulative Redeemable Preferred Stock" is hereby established. The number of authorized shares of the Series D Preferred Stock shall be 3,000,000.

        2.    Maturity.    The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series D Preferred Stock or (ii) the Series D Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set aside funds to redeem the Series D Preferred Stock.

        3.    Ranking.    The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the common stock of the Corporation, par value $0.01 per share (the "Common Stock"), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation's 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.50% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share, and all other all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on a parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term "equity securities" shall not include convertible debt securities.

        4.    Dividends.

          (a)   Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 7.75% of the $25.00 per share liquidation preference per annum (equivalent to $1.9375 per annum per share). Dividends on the Series D Preferred Stock shall accumulate daily and shall be cumulative from, and including, [July 15, 2018](1) and shall be payable for each subsequent quarterly dividend

(1)
NTD: Insert most recent Dividend Payment Date before the Closing Date.

  period, quarterly in arrears on the 15th day of each January, April, July and October (each, a "Dividend Payment Date"); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series D Preferred Stock at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a "Dividend Record Date"). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

          (b)   No dividends on shares of Series D Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

          (c)   Notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears, and holders of the Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series D Preferred Stock.

          (d)   Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, and (iii) any shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series D Preferred Stock as to dividends and upon liquidation and for transfers made pursuant to the provisions of Article VII of the Charter); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of any class or series of stock pursuant to the provisions of Article VII of the Charter to preserve its status as a REIT (as defined in the Charter) for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock and any Preferred Stock that the Corporation may issue ranking on a parity with the Series D Preferred Stock as to dividends or upon liquidation.

          (e)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on a parity as to dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other series of Preferred Stock that the Corporation may issue ranking on a parity as to dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series D Preferred Stock and accumulated or accrued dividends per share on such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears.

          (f)    "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

          (g)   "Set apart for payment" shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series D Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

        5.    Liquidation Preference.

          (a)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

          (b)   In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c)   Holders of Series D Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          (d)   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series D Preferred Stock shall not be added to the Corporation's total liabilities.

        6.    Redemption.

          (a)   The Corporation may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

          (b)   Special Optional Redemption Right. Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as hereinafter defined), the Corporation provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to this Section 6, the holders of Series D Preferred Stock will not have the Change of Control Conversion Right (as hereinafter defined) with respect to the shares called for redemption.

          (c)   A "Change of Control" is deemed to occur when, after the effective time of the merger of CYS Investments, Inc., a Maryland corporation, with and into a wholly owned subsidiary of the Corporation, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the "NYSE"), the NYSE Amex Equities (the "NYSE Amex") or the Nasdaq Stock Market ("Nasdaq"), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

          (d)   In the event the Corporation elects to redeem Series D Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series D Preferred Stock called for redemption at such holder's address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(a) or Section 6(b) hereof; (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series D Preferred Stock being so called for redemption will not be able to tender such shares of Series D Preferred Stock for conversion in connection with the Change of Control and that each share of Series D Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series D Preferred Stock pursuant to Article VII of the Charter to preserve its REIT status for federal income tax purposes.

          (e)   Holders of shares Series D Preferred Stock to be redeemed shall surrender the Series D Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

          (f)    If notice of redemption of any shares of Series D Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

          (g)   If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

          (h)   If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine that will not result in the automatic transfer of any shares of Series D Preferred Stock to a trust pursuant to Article VII of the Charter (as to restrictions on transfer and ownership of shares of the Corporation's capital stock).

          (i)    Immediately prior to any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(i), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

          (j)    Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchanging them for its capital stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series D Preferred Stock pursuant to Article VII of the Charter to preserve its REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

          (k)   Subject to applicable law, the Corporation may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

        7.    Conversion Rights.    Shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

          (a)   Upon the occurrence of a Change of Control, each holder of Series D Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock held by such holder pursuant to Section 6, in which case such holder will have the right only with respect to shares of Series D Preferred Stock that are not called for redemption) to convert some or all of the shares of Series D Preferred Stock held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series D Preferred Stock (the "Common Stock Conversion Consideration") equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus the amount of any accrued and unpaid dividends (whether or not earned or declared) thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series D Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the

  "Conversion Rate"); and (ii) [    •    ](2) (the "Share Cap"), subject to adjustments provided in Section 7(b) below.

          (b)   The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a "Share Split") with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series D Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the "Exchange Cap"). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

          (c)   The "Change of Control Conversion Date" is the date the Series D Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series D Preferred Stock.

          (d)   The "Common Stock Price" is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

          (e)   In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series D Preferred Stock will receive upon conversion of such shares of Series D Preferred Stock the kind and amount of Alternative Form

(2)
NTD: Share cap to be adjusted to preserve the economics of the Crest preferred. Formula would be: New Share Cap is equal to (A) Share Cap, multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the Per Share Cash Consideration and (y) the product of (1) the Exchange Ratio and (2) the TWO stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date) and (ii) the denominator is the TWO stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date).

  Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration"; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the "Conversion Consideration").

          (f)    If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

          (g)   No fractional shares of Common Stock upon the conversion of the Series D Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

          (h)   Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all shares of Series D Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series D Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series D Preferred Stock in their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series D Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series D Preferred Stock, holders will not be able to convert the shares of Series D Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series D Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series D Preferred Stock; (ix) the procedures that the holders of Series D Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series D Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

          (i)    The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series D Preferred Stock.

          (j)    To exercise the Change of Control Conversion Right, the holders of Series D Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series D Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series D Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series D Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series D Preferred Stock to be converted; and (iii) that the shares of Series D Preferred Stock are to be converted pursuant to the applicable provisions of the Series D Preferred Stock.

          (k)   Holders of Series D Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series D Preferred Stock; (ii) if certificated Series D Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series D Preferred Stock; and (iii) the number of shares of Series D Preferred Stock, if any, which remain subject to the holder's conversion notice.

          (l)    Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series D Preferred Stock are held in book-entry form through The Depository Trust Company ("DTC") or a similar depositary (each, a "Depositary"), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

          (m)  Series D Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to Section 6, in which case only the shares of Series D Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series D Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series D Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

          (n)   The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

          (o)   In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series D Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series D Preferred Stock, no holder of Series D Preferred Stock will be entitled to convert such shares of Series D Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to exceed the applicable share transfer and ownership limitations contained in Article VII of the Charter, unless the Corporation provides an exemption from this limitation to such holder pursuant to Article VII of the Charter.

          (p)   Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series D Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series D Preferred Stock to be converted.

        8.    Voting Rights.

          (a)   Holders of the Series D Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote, except that when shares of any other class or series of the Preferred Stock have the right to vote with the Series D Preferred Stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

          (b)   Whenever dividends on any shares of Series D Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and with which the Series D Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series D Preferred Stock, voting together as a single class with all other classes or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two directors, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Series D Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series D Preferred Stock (voting as a single class with all other classes or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred

  Stock in the election of such directors) pursuant to the voting rights under this Section 8 exceed two.

          (c)   If a special meeting at a place within the United States designated by the Corporation is not called by the Corporation within 30 days after request from the holders of Series D Preferred Stock as described in Section 8(b) hereof, then the holders of record of at least 25% of the outstanding Series D Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(b) hereof, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

          (d)   If, at any time when the voting rights conferred upon the Series D Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series D Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected or appointed pursuant to Section 8(b) may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

          (e)   So long as any shares of Series D Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock outstanding at the time, voting together as a single class with all series of Preferred Stock ranking on a parity with the Series D Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock (each, an "Event"); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series D Preferred Stock and, provided further, that any increase in the amount of the authorized Common Stock or Preferred Stock, including the Series D Preferred Stock, or the creation or issuance of any additional shares of Series D Preferred Stock or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series D Preferred Stock that the Corporation may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          (f)    The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series D Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6 hereof.

          (g)   Except as expressly stated in this Section 8, the Series D Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series D Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Series D Preferred Stock.

          (h)   Notwithstanding the foregoing, holders of any series of Preferred Stock ranking on a parity with the Series D Preferred Stock that the Corporation may issue shall not be entitled to vote together as a class with the holders of Series D Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of the Series D Preferred Stock and such other series of Preferred Stock equally.

        9.    Information Rights.    During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series D Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that the Corporation would have been required to file with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series D Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a "non-accelerated filer" within the meaning of the Exchange Act.

        10.    Restrictions on Ownership and Transfer.    The Series D Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Charter.

        11.    Record Holders.    The Corporation and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

        12.    Office or Agency.    For so long as any shares of Series D Preferred Stock are outstanding, the Corporation shall at all times maintain an office or agency in one of the 48 contiguous States of the United States of America where shares of Series D Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

        SECOND:    The Series D Preferred Stock has been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and vote required by law.

        THIRD:    The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its [    •    ] and attested to by its [    •    ] on this [    •    ]th day of [    •    ], 2018.

ATTEST:			Two Harbors Investment Corp.
By:	/s/ [•]		By:	/s/ [•]
	Name:	[•]		Name:	[•]
	Title:	[•]		Title:	[•]

[Signature Page to the Articles Supplementary]

 ANNEX D

TWO HARBORS INVESTMENT CORP.

FORM OF ARTICLES SUPPLEMENTARY

7.50% Series E Cumulative Redeemable Preferred Stock

        Two Harbors Investment Corp., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Under a power contained in Article VI of the charter of the Corporation (the "Charter"), the Board of Directors (the "Board of Directors") of the Corporation, by duly adopted resolutions classified and designated 8,000,000 authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation ("Preferred Stock") as shares of 7.50% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Series E Preferred Stock"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

        1.    Designation and Number.    A series of Preferred Stock, classified as the "7.50% Series E Cumulative Redeemable Preferred Stock" is hereby established. The number of authorized shares of the Series E Preferred Stock shall be 8,000,000.

        2.    Maturity.    The Series E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series E Preferred Stock or (ii) the Series E Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set aside funds to redeem the Series E Preferred Stock.

        3.    Ranking.    The Series E Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the common stock of the Corporation, par value $0.01 per share (the "Common Stock"), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation's 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, the Corporation's 7.75% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share, and all other equity securities issued by the Corporation with terms specifically providing that those equity securities rank on a parity with the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term "equity securities" shall not include convertible debt securities.

        4.    Dividends.

          (a)   Holders of shares of the Series E Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 7.50% of the $25.00 per share liquidation preference per annum (equivalent to $1.875 per annum per share). Dividends on the Series E Preferred Stock shall accumulate daily and shall be cumulative from, and including, [July 15, 2018](1) and shall be payable for each subsequent quarterly dividend

(1)
NTD: Insert most recent Dividend Payment Date before the Closing Date.

  period, quarterly in arrears on the 15th day of each January, April, July and October (each, a "Dividend Payment Date"); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series E Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series E Preferred Stock at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a "Dividend Record Date"). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

          (b)   No dividends on shares of Series E Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

          (c)   Notwithstanding anything to the contrary contained herein, dividends on the Series E Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears, and holders of the Series E Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series E Preferred Stock.

          (d)   Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment upon shares of Common Stock or Preferred Stock that rank junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that rank junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation, and (iii) any shares of Common Stock and Preferred Stock that rank junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation that rank junior to the Series E Preferred Stock as to dividends and upon liquidation and for transfers made pursuant to the provisions of Article VII of the Charter); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of any class or series of stock pursuant to the provisions of Article VII of the Charter to preserve its status as a REIT (as defined in the Charter) for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock and any Preferred Stock that rank on a parity with the Series E Preferred Stock as to dividends or upon liquidation.

          (e)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and the shares of any other series of Preferred Stock that rank on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other series of Preferred Stock that rank on a parity as to dividends with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series E Preferred Stock and accumulated or accrued dividends per share on such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

          (f)    "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

          (g)   "Set apart for payment" shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock ranking junior to or on a parity with the Series E Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series E Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

        5.    Liquidation Preference.

          (a)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series E Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series E Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series E Preferred Stock as to liquidation rights.

          (b)   In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that ranks on a parity with the Series E Preferred Stock in the distribution of assets, then the holders of the Series E Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c)   Holders of Series E Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          (d)   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series E Preferred Stock shall not be added to the Corporation's total liabilities.

        6.    Redemption.

          (a)   Optional Redemption Right. The Corporation may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

          (b)   Special Optional Redemption Right. Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as hereinafter defined), the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock pursuant to this Section 6, the holders of Series E Preferred Stock will not have the Change of Control Conversion Right (as hereinafter defined) with respect to the shares called for redemption.

          (c)   A "Change of Control" is deemed to occur when, after the effective time of the merger of CYS Investments, Inc., a Maryland corporation, with and into a wholly owned subsidiary of the Corporation, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the "NYSE"), the NYSE Amex Equities (the "NYSE Amex") or the Nasdaq Stock Market ("Nasdaq"), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

          (d)   In the event the Corporation elects to redeem Series E Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series E Preferred Stock called for redemption at such holder's address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(a) or Section 6(b) hereof; (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series E Preferred Stock being so called for redemption will not be able to tender such shares of Series E Preferred Stock for conversion in connection with the Change of Control and that each share of Series E Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series E Preferred Stock pursuant to Article VII of the Charter to preserve its REIT status for federal income tax purposes.

          (e)   Holders of shares of Series E Preferred Stock to be redeemed shall surrender the Series E Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

          (f)    If notice of redemption of any shares of Series E Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption in trust for the benefit of the holders of the shares of Series E Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series E Preferred Stock, those shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

          (g)   If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

          (h)   If less than all of the outstanding Series E Preferred Stock is to be redeemed, the Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine that will not result in the automatic transfer of any shares of Series E Preferred Stock to a trust pursuant to Article VII of the Charter (as to restrictions on transfer and ownership of shares of the Corporation's capital stock).

          (i)    Immediately prior to any redemption of Series E Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series E Preferred Stock to be redeemed.

          (j)    Unless full cumulative dividends on all shares of Series E Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock (except by exchanging them for its capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series E Preferred Stock pursuant to Article VII of the Charter to preserve its REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock.

          (k)   Subject to applicable law, the Corporation may purchase shares of Series E Preferred Stock in the open market, by tender or by private agreement. Any shares of Series E Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

        7.    Conversion Rights.    Shares of Series E Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

          (a)   Upon the occurrence of a Change of Control, each holder of Series E Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock held by such holder pursuant to Section 6 hereof, in which case such holder will have the right only with respect to shares of Series E Preferred Stock that are not called for redemption) to convert some or all of the shares of Series E Preferred Stock held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series E Preferred Stock (the "Common Stock Conversion Consideration") equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series E Preferred Stock plus the amount of any accrued and unpaid dividends (whether or not earned or declared) thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series E Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the

  "Conversion Rate"); and (ii) [    •    ](2) (the "Share Cap"), subject to adjustments provided in Section 7(b) below.

          (b)   The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a "Share Split") with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series E Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the "Exchange Cap"). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

          (c)   The "Change of Control Conversion Date" is the date the Series E Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series E Preferred Stock.

          (d)   The "Common Stock Price" is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

          (e)   In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series E Preferred Stock will receive upon conversion of such shares of Series E Preferred Stock the kind and amount of Alternative Form

(2)
NTD: Share cap to be adjusted to preserve the economics of the Crest preferred. Formula would be: New Share Cap is equal to (A) Share Cap, multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the Per Share Cash Consideration and (y) the product of (1) the Exchange Ratio and (2) the TWO stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date) and (ii) the denominator is the TWO stock price as of closing (using the average of the closing sale prices per share for the ten consecutive trading days immediately preceding, but not including, the Closing Date).

  Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration"; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the "Conversion Consideration").

          (f)    If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

          (g)   No fractional shares of Common Stock upon the conversion of the Series E Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

          (h)   Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all shares of Series E Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series E Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series E Preferred Stock in their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series E Preferred Stock, holders will not be able to convert the shares of Series E Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series E Preferred Stock; (ix) the procedures that the holders of Series E Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series E Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

          (i)    The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series E Preferred Stock.

          (j)    To exercise the Change of Control Conversion Right, the holders of Series E Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series E Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series E Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series E Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series E Preferred Stock to be converted; and (iii) that the shares of Series E Preferred Stock are to be converted pursuant to the applicable provisions of the Series E Preferred Stock.

          (k)   Holders of Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series E Preferred Stock; (ii) if certificated Series E Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series E Preferred Stock; and (iii) the number of shares of Series E Preferred Stock, if any, which remain subject to the holder's conversion notice.

          (l)    Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series E Preferred Stock are held in book-entry form through The Depository Trust Company ("DTC") or a similar depositary (each, a "Depositary"), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

          (m)  Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock pursuant to Section 6 hereof, in which case only the shares of Series E Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series E Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

          (n)   The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

          (o)   In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series E Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series E Preferred Stock, no holder of Series E Preferred Stock will be entitled to convert such shares of Series E Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to exceed the applicable share transfer and ownership limitations contained in Article VII of the Charter, unless the Corporation provides an exemption from this limitation to such holder pursuant to Article VII of the Charter.

          (p)   Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series E Preferred Stock to be converted.

        8.    Voting Rights.

          (a)   Holders of the Series E Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series E Preferred Stock are entitled to vote, each share of Series E Preferred Stock will be entitled to one vote, except that when shares of any other class or series of the Preferred Stock have the right to vote with the Series E Preferred Stock as a single class on any matter, the Series E Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

          (b)   Whenever dividends on any shares of Series E Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and with which the Series E Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series E Preferred Stock, voting as a single class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of those two directors, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series E Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until all dividends accumulated on the Series E Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series E Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Series E Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series E Preferred Stock (voting as a single class with all other classes or series of Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of such directors) pursuant to the voting rights under this Section 8 exceed two.

          (c)   If a special meeting at a place within the United States designated by the Corporation is not called by the Corporation within 30 days after request from the holders of Series E Preferred Stock as described in Section 8(b) hereof, then the holders of record of at least 25% of the outstanding Series E Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(b) hereof, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

          (d)   If, at any time when the voting rights conferred upon the Series E Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series E Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected or appointed pursuant to Section 8(b) may be removed only by the affirmative vote of holders of the outstanding Series E Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series E Preferred Stock in the election of directors pursuant to Section 8(b), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series E Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

          (e)   So long as any shares of Series E Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series E Preferred Stock outstanding at the time, voting together as a single class with all series of Preferred Stock ranking on a parity with the Series E Preferred Stock upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock (each, an "Event"); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series E Preferred Stock and, provided further, that any increase in the amount of the authorized Common Stock or Preferred Stock, including the Series E Preferred Stock, or the creation or issuance of any additional shares of Series E Preferred Stock or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series E Preferred Stock that the Corporation may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          (f)    The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series E Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6 hereof.

          (g)   Except as expressly stated in this Section 8, the Series E Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series E Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Series E Preferred Stock.

          (h)   Notwithstanding the foregoing, holders of any series of Preferred Stock ranking on a parity with the Series E Preferred Stock shall not be entitled to vote together as a class with the holders of Series E Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of the Series E Preferred Stock and such other series of Preferred Stock equally.

        9.    Information Rights.    During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series E Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that the Corporation would have been required to file with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series E Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series E Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a "non-accelerated filer" within the meaning of the Exchange Act.

        10.    Restrictions on Ownership and Transfer.    The Series E Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Charter.

        11.    Record Holders.    The Corporation and the transfer agent for the Series E Preferred Stock may deem and treat the record holder of any Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

        12.    Office or Agency.    For so long as any shares of Series E Preferred Stock are outstanding, the Corporation shall at all times maintain an office or agency in one of the 48 contiguous States of the United States of America where shares of Series E Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

        SECOND:    The Series E Preferred Stock has been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and vote required by law.

        THIRD:    The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its [    •    ] and attested to by its [    •    ] on this [    •    ]th day of [    •    ], 2018.

ATTEST:			Two Harbors Investment Corp.
By:	/s/ [•]		By:	/s/ [•]
	Name:	[•]		Name:	[•]
	Title:	[•]		Title:	[•]

[Signature Page to the Articles Supplementary]

 EXHIBIT A

Calculation Principles

        All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in that certain Agreement and Plan of Merger (the "Agreement") by and among Two Harbors Investment Corp., a Maryland corporation ("Parent"), Eiger Merger Subsidiary LLC, a Maryland limited liability company and an indirect, wholly owned subsidiary of Parent ("Merger Sub"), and CYS Investments, Inc., a Maryland corporation (the "Company").

  1.
  Company and Parent investment securities, equity securities, mortgage servicing rights and derivatives shall be valued at market value as of the Determination Date in accordance with GAAP applied in a manner consistent with the party's past practice in the preparation of its audited financial statements.

  2.
  Parent loans held for sale shall be valued at fair value as of the Determination Date in accordance with GAAP and Parent's past practice in the preparation of its audited financial statements.

  3.
  Company Adjusted Book Value Per Share shall be calculated to reflect the value of the Company assets held as of the Determination Date set forth on Schedule 3.1(c)(i) based on the valuation determined by a Valuation Firm prior to the Determination Date and the methodology set forth on such schedule.

  4.
  Company Adjusted Book Value Per Share and Parent Adjusted Book Value Per Share shall in each case be calculated to reflect the deduction of the respective Company Preferred Stock and Parent Preferred Stock at liquidation preference.

  5.
  Company Adjusted Book Value Per Share and Parent Adjusted Book Value Per Share shall in each case be calculated based on the number of shares of respective Company Common Stock and Parent Common Stock issued and outstanding (excluding any Cancelled Shares), plus any shares of Company Common Stock or Parent Common Stock issuable upon the vesting of any Company Restricted Stock and Parent Restricted Stock.

  6.
  Company Adjusted Book Value Per Share shall reflect a reduction for the Company Additional Dividend Amount or any other distributions on shares of Company Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the Effective Time.

  7.
  Parent Adjusted Book Value Per Share shall reflect a reduction for the Parent Additional Dividend Amount or any other distributions on shares of Parent Common Stock that are declared or are anticipated to be declared for which the record date is or will be prior to the Effective Time.

  8.
  Except as set forth in these calculation principles, no further adjustment will be made for expenses previously accrued, paid or otherwise reflected as of the Determination Date in the financial statements used to determine the Company Adjusted Book Value Per Share or the Parent Adjusted Book Value Per Share, other than to the extent necessary to correct any errors in the application of GAAP.

  9.
  The effect of the conversion or exchange of any outstanding securities that are convertible or exchangeable for Company Common Stock or Parent Common Stock shall be computed using the treasury stock method.

  10.
  If the Company is required after the date of the Agreement, but prior to the Determination Date, to record any impairment of goodwill or other intangible assets pursuant to GAAP, then the amount of such impairment will be disregarded from the determination of Company Adjusted Book Value Per Share.

  11.
  The Company Adjusted Book Value Per Share and the Parent Adjusted Book Value Per Share will exclude any expenses or reserves associated with any Proceeding made or initiated by any holder of Company Common Stock or Parent Common Stock, respectively, including any derivative claims, arising out of or relating to the Agreement or the Transactions, including the Merger.

QuickLinks

  Exhibit 2.1
  EXECUTION VERSION
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI COVENANTS AND AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION
ARTICLE IX GENERAL PROVISIONS
  ANNEX A
Certain Definitions
  ANNEX B-1
CYS INVESTMENTS, INC. AMENDED AND RESTATED CHARTER ARTICLE I NAME
ARTICLE II PURPOSE
ARTICLE III PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
ARTICLE IV PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
ARTICLE V STOCK
ARTICLE VI AMENDMENTS
ARTICLE VII LIMITATION OF LIABILITY
  ANNEX B-2
CYS INVESTMENTS, INC. AMENDED AND RESTATED BYLAWS ARTICLE I OFFICES
ARTICLE II MEETINGS OF STOCKHOLDERS
ARTICLE III DIRECTORS
ARTICLE IV COMMITTEES
ARTICLE V OFFICERS
ARTICLE VI CONTRACTS, LOANS, CHECKS AND DEPOSITS
ARTICLE VII STOCK
ARTICLE VIII ACCOUNTING YEAR
ARTICLE IX DISTRIBUTIONS
ARTICLE X INVESTMENT POLICY
ARTICLE XI SEAL
ARTICLE XII INDEMNIFICATION AND ADVANCE OF EXPENSES
ARTICLE XIII WAIVER OF NOTICE
ARTICLE XIV EXCLUSIVE FORUM FOR CERTAIN LITIGATION
ARTICLE XV AMENDMENT OF BYLAWS
  ANNEX C
TWO HARBORS INVESTMENT CORP. FORM OF ARTICLES SUPPLEMENTARY 7.75% Series D Cumulative Redeemable Preferred Stock
  ANNEX D
TWO HARBORS INVESTMENT CORP. FORM OF ARTICLES SUPPLEMENTARY 7.50% Series E Cumulative Redeemable Preferred Stock
  EXHIBIT A